Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

INTUIT INC.,

DURANGO ACQUISITION CORPORATION

AND

DIGITAL INSIGHT CORPORATION

November 29, 2006

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2.18	Export Control Laws	40

2.19	Security; Privacy	40

2.20	Delaware Section 203	41

2.21	Fairness Opinion	42

2.22	Information Supplied	42

ARTICLE 3	REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB	42

3.1	Organization, Standing and Power	42

3.2	Authority; Noncontravention	42

3.3	No Prior Sub Operations	43

3.4	Stock Ownership	43

3.5	Sufficient Funds	43

3.6	Information Supplied	43

ARTICLE 4	CONDUCT PRIOR TO THE EFFECTIVE TIME	44

4.1	Conduct of Business of the Company and Subsidiaries	44

4.2	Restrictions on Conduct of Business of the Company and Subsidiaries	44

ARTICLE 5	ADDITIONAL AGREEMENTS	48

5.1	Proxy Statement	48

5.2	Meeting of Stockholders; Board Recommendation	49

5.3	No Solicitation; Acquisition Proposals	50

5.4	Access to Information	53

5.5	Confidentiality; Public Disclosure	54

5.6	Regulatory Approvals	54

5.7	Reasonable Efforts	55

5.8	Third Party Consents; Notices	55

5.9	Notice of Certain Matters	56

5.10	Employees	56

5.11	Assumption of Options and Certain Other Matters	57

5.12	Spreadsheet	58

5.13	Termination of Benefit Plans	58

5.14	Indemnification	58

5.15	Section 16 Matters	59

5.16	Takeover Statutes	60

5.17	Certificates	60

5.18	Director and Officer Resignations	60

5.19	Termination of Credit Facility; Financing Statements and Encumbrances	60

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5.20	Financing	60

ARTICLE 6	CONDITIONS TO THE MERGER	61

6.1	Conditions to Obligations of Each Party to Effect the Merger	61

6.2	Additional Conditions to Obligations of the Company	61

6.3	Additional Conditions to the Obligations of Parent and Sub	62

ARTICLE 7	TERMINATION, AMENDMENT AND WAIVER	63

7.1	Termination	63

7.2	Effect of Termination	65

7.3	Expenses and Termination Fees	66

ARTICLE 8	GENERAL PROVISIONS	67

8.1	Amendment	67

8.2	Extension; Waiver	67

8.3	Non-Survival of Representations and Warranties	67

8.4	Notices	67

8.5	Interpretation	68

8.6	Counterparts	69

8.7	Entire Agreement; Parties in Interest	69

8.8	Assignment	69

8.9	Severability	69

8.10	Remedies Cumulative; Specific Performance	69

8.11	Governing Law	70

8.12	Rules of Construction	70

8.13	WAIVER OF JURY TRIAL	70

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EXHIBITS

Exhibit A	-	Form of Voting Agreement
Exhibit B	-	Form of Certificate of Merger

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AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of November 29, 2006, by and among Intuit Inc., a Delaware corporation (“Parent”), Durango Acquisition Corporation, a Delaware corporation and wholly owned subsidiary of Parent (“Sub”), and Digital Insight Corporation, a Delaware corporation (the “Company”).

RECITALS

A. The Boards of Directors of the Company, Parent and Sub have determined that it is advisable and in the best interests of the securityholders of their respective companies that Sub merge with and into the Company (the “Merger”), with the Company to survive the Merger and to become a wholly owned subsidiary of Parent, on the terms and subject to the conditions set forth in this Agreement, and, in furtherance thereof, have approved and declared advisable the Merger, this Agreement and the other transactions contemplated by this Agreement.

B. The Company, Parent and Sub desire to make certain representations, warranties, covenants and other agreements in connection with the Merger as set forth herein.

C. Concurrently with the execution of this Agreement and as a material inducement to the willingness of Parent to enter into this Agreement, certain stockholders of the Company are entering into voting agreements and irrevocable proxies in substantially the form attached hereto as Exhibit A.

D. Concurrently with the execution of this Agreement and as a material inducement to the willingness of Parent to enter into this Agreement, certain employees of the Company are entering into employment agreements, and related proprietary information and inventions agreements.

E. Concurrently with the execution of this Agreement and as a material inducement to the willingness of Parent to enter into this Agreement, certain employee stockholders of the Company are entering into non-competition agreements with Parent (the “Non-Competition Agreements”).

NOW, THEREFORE, in consideration of the representations, warranties, covenants and other agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE 1

THE MERGER

1.1 Certain Definitions. As used in this Agreement, the following terms shall have the meanings indicated below.

“Acquisition” is defined in Section 7.3(e).

“Acquisition Proposal” is defined in Section 5.3(a).

“Affiliate” shall have the meaning set forth in Rule 12b-2 promulgated under the Exchange Act.

“Agreement” is defined in the introductory paragraph hereof.

“Antitrust Laws” is defined in Section 5.6(a).

“Business Day” shall mean a day (i) other than Saturday or Sunday, and (ii) on which commercial banks are open for business in San Francisco, California.

“CERCLA” is defined in Section 2.11(b)(iii).

“Certificates” is defined in Section 1.10(c).

“Certificate of Merger” is defined in Section 1.2.

“Closing” is defined in Section 1.3.

“Closing Date” is defined in Section 1.3.

“COBRA” is defined in Section 2.13(c).

“Code” shall mean the United States Internal Revenue Code of 1986, as amended.

“Company Authorizations” is defined in Section 2.8(f).

“Company Balance Sheet” is defined Section 2.4(b).

“Company Balance Sheet Date” is defined in Section 2.4(b).

“Company Board” shall mean the Board of Directors of the Company.

“Company Common Stock” shall mean the common stock, par value $0.001 per share, of the Company.

“Company Disclosure Letter” is defined in Article 2.

“Company Employee Plans” is defined in Section 2.13(a).

“Company ESPP” shall mean the Company’s 1999 Employee Stock Purchase Plan.

“Company Insiders” is defined in Section 5.15.

“Company IP Rights” is defined in Section 2.10(a)(ii).

“Company IP Rights Agreements” is defined in Section 2.10(j).

“Company Options” shall mean options to purchase shares of Company Common Stock.

“Company Option Plans” shall mean all stock option plans, programs, agreements or arrangements of the Company, collectively, including the Company’s 1997 Stock Plan, as amended; the Company’s 1999 Stock Incentive Plan, as amended; the Company’s 2001 Non-Employee Director Stock Option Plan, as amended; the 1997 Stock Plan, as amended, of AnyTime Access, Inc.; the 1999 Stock Incentive Plan, as amended of 1View Network Corporation; the 2000 Stock Option and

Incentive Plan of Virtual Financial Services, Inc.; and any other non-plan option grant, agreement or arrangement with respect to the Company Common Stock.

“Company-Owned IP Rights” is defined in Section 2.10(a)(iii).

“Company Preferred Stock” is defined in Section 2.2(a).

“Company Products” is defined in Section 2.10(a)(vi).

“Company Registered Intellectual Property” is defined in Section 2.10(a)(iv).

“Company Representatives” is defined in Section 5.3(a).

“Company SEC Reports” is defined in Section 2.4(a).

“Company Source Code “is defined in Section 2.10(a)(vii).

“Company Stockholder Approval” is defined in Section 2.3(a).

“Company Stockholders Meeting” is defined in Section 2.3(a).

“Company Voting Debt” is defined in Section 2.2(c).

“Confidential Information” is defined in Section 2.10(u).

“Confidentiality Agreement” is defined in Section 5.5(a).

“Contract” means any written, oral or other agreement, contract, subcontract, lease, binding understanding, obligation, promise, instrument, indenture, mortgage, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan, commitment or undertaking of any nature which, in each case, is legally binding upon the Company or any Subsidiary, or on Parent or any of its subsidiaries, as the case may be, as of the date of this Agreement or as may hereafter be in effect.

“Continuing Employees” is defined in Section 5.10(b).

“Customer Information” is defined in Section 2.19(e).

“Debt” shall mean the outstanding amount of (i) indebtedness for borrowed money, (ii) amounts owing as deferred purchase price for the purchase of any property, (iii) indebtedness evidenced by any bond, debenture, note, mortgage, indenture or other debt instrument or debt security, (iv) accounts payable to trade creditors and accrued expenses not arising in the ordinary course of business, and (v) guarantees with respect to any indebtedness or obligation of a type described in clauses (i) through (iv) above of any Person (other than, in the case of clauses (i) through (iv) accounts payable to trade creditors and accrued expenses arising in the ordinary course of business) of the Company and its Subsidiaries.

“DGCL” means the Delaware General Corporation Law.

“Dissenting Stockholder” means any stockholder of the Company exercising dissenters’ rights pursuant to the DGCL in connection with the Merger.

“Dissenting Shares” shall mean any shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and in respect of which dissenters’ rights shall have been perfected in accordance with the DGCL in connection with the Merger.

“Divestiture” is defined in Section 5.6(d).

“Effective Time” is defined in Section 1.4.

“Encumbrance” means, with respect to any asset or security, any mortgage, deed of trust, lien, pledge, charge, security interest, title retention device, conditional sale or other security arrangement, collateral assignment, claim, charge, adverse claim of title, ownership or right to use, restriction or other encumbrance of any kind in respect of such asset or security (including any restriction on (i) the voting of any security or the transfer of any security or other asset, (ii) the receipt of any income derived from any asset, (iii) the use of any asset, and (iv) the possession, exercise or transfer of any other attribute of ownership of any asset) excluding, in each case, (a) liens for current Taxes not yet due and payable or being contested in good faith, provided reserves based on good faith estimates of management have been set aside for payment thereof, and statutory liens incurred in the ordinary course of business consistent with past practice for obligations not past due or being contested in good faith, provided reserves based on good faith estimates of management have been set aside for payment thereof, (b) such imperfections of title and non-monetary Encumbrances as do not materially interfere with, or would not reasonably be expected to materially interfere with, the Company’s business operations involving such properties as currently conducted, and (c) Encumbrances arising under any lease, sublease or other occupancy agreement of any real property.

“Engagement Letter” is defined in Section 2.16.

“Environmental and Safety Laws” is defined in Section 2.11(a)(i).

“ERISA” is defined in Section 2.13(a).

“ERISA Affiliate” is defined in Section 2.13(a).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Existing D&O Policy” is defined in Section 5.14(b).

“Extended End Date” is defined in Section 7.1(b).

“Facilities” is defined in Section 2.11(a)(v).

“Fairness Opinion” is defined in Section 2.21.

“Filed SEC Document” is defined in Section 2.4(a).

“Financial Statements” is defined in Section 2.4(b).

“Financing” is defined in Section 5.20.

“furnished to” is defined in Section 8.5(b).

“GAAP” shall mean United States generally accepted accounting principles applied on a consistent basis.

“GLBA” is defined in Section 2.19(c).

“GLBA Privacy Rules” is defined in Section 2.19(c).

“Government Contract” is defined in Section 2.17(a)(xx).

“Governmental Entity” shall mean any national, state, municipal, local or foreign government, any court, tribunal, arbitrator, administrative agency, commission or other governmental official, authority or instrumentality, in each case whether domestic or foreign, any stock exchange or similar self-regulatory organization or any quasi-governmental or private body exercising any regulatory, Taxing or other governmental or quasi-governmental authority.

“Group” shall have the definition ascribed to such term under Section 13(d) of the Exchange Act, the rules and regulations promulgated thereunder and related case law.

“Hazardous Materials” is defined in Section 2.11(a)(ii).

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“include, includes and including” is defined in Section 8.5(b)

“Inclusion Date” is defined in Section 8.5(c).

“Indemnified Parties” is defined in Section 5.14(a).

“Intellectual Property” is defined in Section 2.10(a)(i).

“Initial End Date” is defined in Section 7.1(b).

“Judgment” shall mean any judgment, ruling, writ, decree, award, charge, injunction or order of any Governmental Entity.

“knowledge” means, with respect to the Company, the knowledge of a fact, circumstance, event or other matter by the individuals listed on Schedule 1.1(a) hereto (which facts, circumstances, events or other matters shall be limited, with respect to a particular individual, to the general area of each such person’s responsibility set forth on Schedule 1.1(a), solely to the extent a subject matter is set forth on such Schedule) and the directors of the Company, after reasonable inquiry and review.

“Leased Real Property” is defined in Section 2.9(b).

“Legal Requirements” shall mean with respect to any Person, any federal, state, foreign, local, municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, permit, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity and any Judgments applicable to such Person or its Subsidiaries, their business or any of their respective assets or properties.

“Liabilities” shall mean all debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, asserted or unasserted,

known or unknown, including those arising under any Legal Requirement or Judgment and those arising under any Contract.

“made available” is defined in Section 8.5(c).

“Material Adverse Effect” with respect to any entity means any change, event, circumstance or effect (each, an “Effect”) that, individually or taken together with all other Effects, and regardless of whether or not such Effect constitutes a breach of the representations or warranties made by such entity in this Agreement, is, or is reasonably likely to be materially adverse to (i) the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, operations or results of operations of such entity and its subsidiaries, taken as a whole, or (ii) the ability of the Company to consummate the Merger prior to the Initial End Date or, if applicable, the Extended End Date; provided, however, in no event shall any of the following be deemed to constitute, nor shall any of the following be taken into account in determining whether there has been or will be, a Material Adverse Effect on the Company: (a) any changes in general economic conditions that do not disproportionately impact in any material respect the Company and its Subsidiaries, taken as a whole, as compared to their competitors; (b) in and of itself, any change in the market price or trading volume of Company Common Stock; (c) in and of itself, a failure by the Company to meet the revenue or earnings predictions of equity analysts for any period ending (or for which earnings are released) on or after the date of this Agreement and prior to the Closing Date; (d) the taking of any action to which Parent has given its written consent; (e) any changes or effects to the extent caused by, and that the Company can demonstrate directly result from, the announcement (or pre-announcement disclosure) or the pendency of the transactions contemplated hereby (but not including any changes or effects on or loss of employees of the Company); or (f) changes in GAAP.

“Material Contract” is defined in Section 2.17(a).

“Maximum Premium” is defined in Section 5.14(b).

“Merger” is defined in Recital A.

“Non-Competition Agreements” is defined in Recital E.

“Non-Employee Director Option” is defined in Section 1.9(b).

“Notice of Superior Offer” is defined in Section 5.3(d)(iv).

“Open Source Materials” is defined in Section 2.10(a)(viii).

“Option Exchange Ratio” shall mean the quotient obtained by dividing the Per-Share Cash Amount by the Parent Stock Price.

“Owned Real Property” is defined in Section 2.9(b).

“Paid-out Accrued Leave” is defined in Section 5.10(b).

“Parent” is defined in the introductory paragraph of this Agreement.

“Parent Common Stock” shall mean the common stock, par value $0.001 per share, of Parent.

“Parent Stock Price” shall mean the average of the closing sale prices for a share of Parent Common Stock as quoted on the Nasdaq Stock Market for the ten consecutive trading days ending with the third trading day that precedes the Closing Date.

“Part 313” is defined in Section 2.8(d).

“Paying Agent” is defined in Section 1.10(a).

“Per-Share Cash Amount” shall mean $39.00 per share of Company Common Stock.

“Person” shall mean any natural person, company, corporation, limited liability company, general partnership, limited partnership, trust, proprietorship, joint venture, business organization or Governmental Entity.

“Privacy Agreement” is defined in Section 2.19(e).

“Proceeding” shall mean any action, suit, proceeding, hearing, allegation, charge, complaint, claim, demand, mediation, arbitration, litigation or investigation.

“Property” is defined in Section 2.11(a)(iv).

“provided to” is defined in Section 8.5(b).

“Proxy Statement” is defined in Section 2.22.

“Reg E” is defined in Section 2.8(c).

“Regulation S-K” is defined in Section 2.4(c).

“Release” is defined in Section 2.11(a)(iii).

“Repurchase Rights” shall mean outstanding rights to repurchase unvested shares of Company Common Stock that are held by the Company or similar restrictions in the Company’s favor with respect to shares of Company Common Stock.

“SEC” shall mean the United States Securities and Exchange Commission.

“Section 16 Information” is defined in Section 5.15.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“SOXA” is defined in Section 2.4(e).

“Spreadsheet” is defined in Section 5.12.

“Standard NDAs” is defined in Section 2.10(h).

“Statement No. 5” is defined in Section 2.4(c).

“Sub” is defined in the introductory paragraph of this Agreement.

“Subsidiary” shall mean any corporation, association, business entity, partnership, limited liability company or other Person of which the Company, either alone or together with one or more Subsidiaries or by one or more other Subsidiaries (i) directly or indirectly owns or controls securities or other interests representing more than 50% of the voting power of such Person, or (ii) is entitled, by Contract or otherwise, to elect, appoint or designate directors constituting a majority of the members of such Person’s board of directors or other governing body.

“Superior Offer” is defined in Section 5.3(c).

“Surviving Corporation” is defined in Section 1.2.

“Tax” (and, with correlative meaning, “Taxes” and “Taxable”) shall mean (i) any income, alternative or add-on minimum tax, gross income, estimated, gross receipts, sales, use, ad valorem, value added, transfer, franchise, capital stock, profits, license, registration, withholding, payroll, social security (or equivalent), employment, unemployment, disability, excise, severance, stamp, occupation, premium, property (real, tangible or intangible), environmental or windfall profit tax, custom duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount (whether disputed or not) imposed by any Governmental Entity responsible for the imposition of any such tax (domestic or foreign) (each, a “Tax Authority”), (ii) any liability for the payment of any amounts of the type described in clause (i) of this sentence as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group for any Taxable period, and (iii) any liability for the payment of any amounts of the type described in clause (i) or (ii) of this sentence as a result of being a transferee of or successor to any Person or as a result of any express or implied obligation to assume such Taxes or to indemnify any other Person.

“Tax Return” shall mean any return, statement, report or form (including estimated Tax returns and reports, withholding Tax returns and reports, any schedule or attachment, and information returns and reports) required to be filed with respect to Taxes.

“Termination Fee” is defined in Section 7.3(b).

“Third Party Agreement” is defined in Section 7.1(h).

“Third Party Intellectual Property Rights” is defined in Section 2.10(a)(v).

“Triggering Event” is defined in Section 7.1(h).

“Unvested Cash” is defined in Section 1.9(a).

“Unvested Company Shares” is defined in Section 1.9(a).

“WARN Act” is defined in Section 2.13(p).

1.2 The Merger. At the Effective Time (as such term is defined in Section 1.4), on the terms and subject to the conditions set forth in this Agreement, the Certificate of Merger in substantially the form attached hereto as Exhibit B (the “Certificate of Merger”) and the applicable provisions of the DGCL, Sub shall merge with and into the Company, the separate corporate existence of Sub shall cease and the Company shall continue as the surviving corporation. The Company, as the surviving corporation after the Merger, is hereinafter sometimes referred to as the “Surviving Corporation.”

1.3 Closing. The closing of the transactions contemplated hereby (the “Closing”) shall take place at a time and date to be specified by the parties which will be no later than the fifth Business Day after the satisfaction or waiver of each of the conditions set forth in Article 6 (other than conditions that by their nature are only satisfied as of the Closing, but subject to the satisfaction or waiver of those conditions) or at such other time as the parties hereto agree in writing. The Closing shall take place at the offices of Fenwick & West LLP, Silicon Valley Center, 801 California Street, Mountain View, California, or at such other location as the parties hereto agree in writing. The date on which the Closing occurs is herein referred to as the “Closing Date”.

1.4 Effective Time. At the Closing, after the satisfaction or waiver in writing of each of the conditions set forth in Article 6, Sub and the Company shall cause the Certificate of Merger to be filed with the Secretary of State of the State of Delaware, in accordance with the relevant provisions of the DGCL (the time of acceptance by the Secretary of State of the State of Delaware of such filing or such later time as may be agreed to by Parent and the Company and specified in the Certificate of Merger being referred to herein as the “Effective Time”).

1.5 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company shall be debts, liabilities and duties of the Surviving Corporation.

1.6 Certificate of Incorporation; Bylaws.

(a) At the Effective Time, the Certificate of Incorporation of the Surviving Corporation shall be amended and restated as set forth on Attachment A to the Certificate of Merger.

(b) At the Effective Time, the Bylaws of the Surviving Corporation shall be amended and restated to be the same as the Bylaws of Sub, as in effect immediately prior to the Effective Time, until thereafter amended as provided by the DGCL, the Certificate of Incorporation of the Surviving Corporation and such Bylaws.

1.7 Directors and Officers. At the Effective Time, the directors and officers of Sub, as constituted immediately prior to the Effective Time, shall be the directors and officers of the Surviving Corporation, until their respective successors are duly elected or appointed and qualified.

1.8 Effect on Capital Stock.

(a) On the terms and subject to the conditions set forth in this Agreement, and without any action on the part of any holder of Company Common Stock, Parent, Sub or any other Person:

(i) At the Effective Time, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares and shares canceled pursuant to Section 1.8(b)) shall be converted into the right to receive, subject to and in accordance with Section 1.10(c), an amount of cash equal to the Per-Share Cash Amount, without interest. As of the Effective Time, all such shares of Company Common Stock shall automatically be cancelled and no longer deemed outstanding, and the holders thereof shall not have any rights with respect thereto, except the right to receive the Per-Share Cash Amount, without interest, upon surrender of Certificates in accordance with Section 1.10.

(ii) At the Effective Time, each share of capital stock of Sub that is issued and outstanding immediately prior to the Effective Time will, by virtue of the Merger and without further action on the part of Parent, be converted into and become one share of common stock of the Surviving

Corporation (and the shares of Surviving Corporation into which the shares of Sub capital stock are so converted shall be the only shares of the Surviving Corporation’s capital stock that are issued and outstanding immediately after the Effective Time). Each certificate evidencing ownership of shares of Sub common stock will evidence ownership of such shares of common stock of the Surviving Corporation.

(b) Cancellation of Company Common Stock Owned by the Company and Parent. At the Effective Time, all shares of Company Common Stock that are owned by the Company as treasury stock immediately prior to the Effective Time, and each share of Company Common Stock owned by Parent or any direct or indirect wholly owned subsidiary of the Company or Parent immediately prior to the Effective Time, shall be canceled and extinguished without any conversion thereof.

(c) Adjustments. In the event of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into capital stock), reorganization, reclassification, combination, recapitalization or other like change with respect to the Company Common Stock or Parent Common Stock occurring after the date of this Agreement and prior to the Effective Time, all references in this Agreement to specified numbers of shares of any class or series affected thereby, and all calculations provided for that are based upon numbers of shares of any class or series (or trading prices therefor) affected thereby, shall be equitably adjusted to the extent necessary to provide the parties the same economic effect as contemplated by this Agreement prior to such stock split, reverse stock split, stock dividend, reorganization, reclassification, combination, recapitalization or other like changes.

(d) Dissenters’ Rights. Notwithstanding anything in this Agreement to the contrary, any Dissenting Shares shall not be converted into the right to receive the Per-Share Cash Amount provided for in Section 1.8(a)(i), but shall instead be converted into the right to receive such consideration as may be determined to be due with respect to any such Dissenting Shares pursuant to the applicable provisions of the DGCL. Each holder of Dissenting Shares who, pursuant to the applicable provisions of the DGCL, becomes entitled to payment thereunder for such shares shall receive payment therefor in accordance with Section 262 of the DGCL (but only after the value therefor has been agreed upon or finally determined pursuant to such provisions). If, after the Effective Time, any Dissenting Shares shall lose their status as Dissenting Shares, then any such shares shall immediately be converted into the right to receive the Per-Share Cash Amount as if such shares never had been Dissenting Shares, and Parent shall issue and deliver to the holder thereof, at (or as promptly as reasonably practicable after) the satisfaction of the applicable conditions set forth in Section 1.10, the total amount of cash consideration to which such holder would be entitled in respect thereof under Section 1.8(a) as if such shares never had been Dissenting Shares (and all such cash shall be deemed for all purposes of this Agreement to have become deliverable to such holder pursuant to Section 1.8(a)). The Company shall give Parent (i) reasonably prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other instruments served pursuant to the applicable provisions of the DGCL and received by the Company, and (ii) the right to participate in and direct all negotiations and proceedings with respect to demands for appraisal under the applicable provisions of the DGCL. The Company shall not, except with the prior written consent of Parent or as otherwise required under the applicable provisions of the DGCL, voluntarily make any payment or offer to make any payment with respect to, or settle or offer to settle, any claim or demand in respect of any Dissenting Shares.

1.9 Unvested Company Shares; Company Options.

(a) Unvested Company Shares. The payout of cash pursuant to clause (i) of Section 1.8(a) in exchange for Company Common Stock that immediately prior to the Effective Time was restricted, not fully vested or subject to Repurchase Rights (“Unvested Company Shares”) shall be subject to the same restrictions, vesting arrangements or Repurchase Rights that were applicable to such Unvested Company Shares immediately prior to or at the Effective Time. Therefore, cash otherwise payable pursuant to Section 1.8(a)(i) in exchange for each share of Company Common Stock that immediately prior to the Effective Time was restricted or not fully vested (“Unvested Cash”) shall not be payable by Parent (through the Paying Agent) at the Effective Time, and shall instead be paid out directly by Parent on the date that such share of Company Common Stock would have become vested under the vesting schedule in place for each such share immediately prior to or at the Effective Time (subject to the conditions and other terms of such vesting schedule, and provided that if such conditions and terms are not satisfied and vesting ceases to continue at any point after the Effective Time, no cash payments shall be made, except the repurchase price described below, with respect to the Unvested Company Shares). All amounts payable pursuant to this Section 1.9(a) shall be subject to any required withholding of Taxes and shall be paid without interest. A portion of such newly vested cash so distributed will be treated as imputed interest to the extent required under the Code and the regulations promulgated thereunder. All outstanding Repurchase Rights with respect to Unvested Company Shares that the Company may hold immediately prior to the Effective Time shall be assigned to Parent by virtue of the Merger and shall thereafter be exercisable by Parent upon the same terms and subject to the same conditions that were in effect immediately prior to the Effective Time, except that Repurchase Rights may be exercised by Parent with regard to the Unvested Cash into which such Unvested Company Shares have been converted by paying to the former holder thereof the repurchase price in effect for each such former Unvested Company Share subject to that Repurchase Right immediately prior to the Effective Time. Following the Effective Time, no Unvested Cash, or right thereto, may be made subject to any encumbrance, sold, assigned or transferred (including any transfer by operation of law), by any Person, other than Parent, or be taken or reached by any legal or equitable process in satisfaction of any debt or other liability of such Person, prior to the distribution to such Person of such Unvested Cash in accordance with this Agreement.

(b) Company Options. At the Effective Time, all Company Options (other than outstanding Company Options held by non-employee directors (each a “Non-Employee Director Option”)) then outstanding under each Company Option Plan, and the non-plan Company Options, each as described in Schedule 2.2(b) to the Company Disclosure Letter, shall be assumed by Parent in accordance with Section 5.11. Immediately prior to the Effective Time, each vested Non-Employee Director Option that is issued and outstanding immediately prior to the Effective Time (after taking into account any acceleration of such Company Options pursuant to the terms of the plan pursuant to which such Non-Employee Director Options were granted) shall be automatically net exercised with no action on the part of the holder thereof and each such holder shall be entitled to receive, subject to and in accordance with Section 1.10(c), an amount of cash, without interest, equal to the difference between (i) the product of (A) the number of shares of Company Common Stock subject to such Non-Employee Director Option multiplied by (B) the Per-Share Cash Amount, less (ii) the product of (A) number of shares of Company Common Stock subject to such Non-Employee Director Option multiplied by (B) the exercise price per share of Company Common Stock. As of the Effective Time, all such Non-Employee Director Options shall automatically be cancelled and no longer deemed outstanding, and the holders thereof shall not have any rights with respect thereto, except the right to receive the amount resulting from the calculation above, without interest, upon surrender of their option documentation in accordance with Section 1.10.

1.10 Surrender of Certificates.

(a) Paying Agent. On or prior to the Closing Date, Parent shall appoint U.S. Bank, N.A. or another reputable national bank or trust company reasonably acceptable to the Company (the “Paying Agent”) to act as paying agent under this Agreement for the purpose of distributing the aggregate cash consideration distributable pursuant to Section 1.8(a)(i) (other than shares subject to

Section 1.9(a)) and Section 1.9(b) upon surrender of the Certificates or applicable option documentation in accordance with this Section 1.10.

(b) Parent to Deposit Cash. At or prior to the Effective Time, Parent, or a direct or indirect Subsidiary of Parent, shall deposit or cause to be deposited, with the Paying Agent for exchange in accordance with this Article 1, through such reasonable procedures as Parent may adopt, the cash payable pursuant to Sections 1.8(a) and 1.9(b).

(c) Exchange Procedures. Promptly following the Effective Time, (and in no event no more than ten Business Days after the date of the Effective Time) Parent shall instruct the Paying Agent to mail to each holder of a certificate or certificates (or holders of Non-Employee Director Options) (“Certificates”) which immediately prior to the Effective Time represented outstanding shares of Company Common Stock, (i) a letter of transmittal (that shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent and shall contain such other customary provisions as Parent may reasonably specify and which shall be reasonably satisfactory to the Company), and (ii) instructions for use of such letter of transmittal in effecting surrender of Certificates in exchange for such cash. Upon surrender of a Certificate (or the relevant option documentation with respect to Non-Employee Director Options) to the Paying Agent (or receipt of an “agent’s message” by the Paying Agent (or any other evidence of transfer that the Paying Agent may reasonably request) in the case of the transfer of Company Common Stock held in book-entry form) together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Paying Agent, each holder of such Certificate (or Non-Employee Director Option) shall be entitled to receive in exchange therefor, and the Paying Agent shall promptly distribute to such holder, a check for the cash amount that such holder has the right to receive pursuant to Section 1.8(a) or 1.9(b) in respect of such Certificate or Non-Employee Director Option, and the Certificate or relevant option documentation so surrendered shall forthwith be canceled. Until so surrendered, outstanding Certificates and option agreements held by former directors of the Company will be deemed from and after the Effective Time, for all corporate purposes, to evidence only the right to receive cash pursuant to Sections 1.8(a) or 1.9(b).

(d) No Interest. No interest will be paid or accrued on any cash payable pursuant to Section 1.8(a), Section 1.8(d), Section 1.9(a) or Section 1.9(b).

(e) Transfers of Ownership. If any cash amount payable pursuant to Section 1.8(a) is to be paid to a Person other than the Person to which the Certificate surrendered in exchange therefor is registered, it shall be a condition of the payment thereof that the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange shall have paid to Parent or any agent designated by it any transfer or other Taxes required by reason of the payment of cash in any name other than that of the registered holder of the Certificate surrendered, or established to the satisfaction of Parent or any agent designated by it that such Tax has been paid or is not payable.

(f) No Liability. Notwithstanding anything to the contrary in this Section 1.10, none of the Paying Agent, the Surviving Corporation or any party hereto shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Legal Requirement.

(g) Unclaimed Cash. Any portion of funds held by the Paying Agent which have not been delivered to any holders of Certificates pursuant to this Article 1 within one year after the Effective Time shall promptly be paid to Parent, and thereafter each holder of a Certificate or applicable option documentation who has not theretofore complied with the exchange procedures set forth in and contemplated by Section 1.10(c) shall look only to the Surviving Corporation (subject to abandoned property, escheat and similar Legal Requirements) for its claim, only as a general unsecured creditor thereof, to the cash payable to such holder pursuant to Section 1.8(a) or Section 1.9(b). Notwithstanding anything to the contrary contained herein, if any Certificate has not been surrendered prior to the third anniversary of the Effective Time (or immediately prior to such earlier date on which the merger consideration contemplated by Section 1.8(a) or 1.9(b) in respect of such Certificate or option documentation would otherwise escheat to or become the property of any Governmental Entity), any amounts payable in respect of such Certificate shall, to the extent permitted by applicable Legal Requirements, become the property of Parent, free and clear of all claims or interests of any Person previously entitled thereto.

1.11 No Further Ownership Rights in Company Common Stock. All cash paid or payable following the surrender for exchange of shares of Company Common Stock in accordance with the terms of this Agreement shall be so paid or payable in full satisfaction of all rights pertaining to such shares of Company Common Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock which were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificate is presented to the Surviving Corporation for any reason, such Certificate shall be canceled and exchanged as provided in this Article 1.

1.12 Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, the Paying Agent shall issue in exchange for such Certificate, following the making of an affidavit of that fact by the record holder thereof, such cash as may be required pursuant to Section 1.8(a) or 1.9(b) in respect of such Certificate or applicable option documentation; provided, however, that Parent or the Paying Agent may, in its discretion and as a condition precedent to the issuance thereof, require the record holder of such Certificate to deliver a bond in such sum as Parent or the Paying Agent may reasonably direct as indemnity against any claim that may be made against Parent, the Surviving Corporation, the Paying Agent and/or any of their respective representatives or agents with respect to such Certificate.

1.13 Withholding Rights. The Surviving Corporation shall be entitled to deduct and withhold from the cash otherwise deliverable under this Agreement, shares deliverable upon exercise of Company Options assumed by Parent pursuant to this Agreement, and from any other payments otherwise required pursuant to this Agreement, to any holder of any shares of Company Common Stock, any Company Options or any Certificates, such amounts as the Surviving Corporation, Parent or the Paying Agent is required to deduct and withhold with respect to any such deliveries and payments under the Code, any provision of state, local, provincial or foreign Tax law, or pursuant to other applicable Judgments. To the extent that amounts are so properly withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been delivered and paid to such holders in respect of which such deduction and withholding was made.

1.14 Tax Consequences. Parent makes no representations or warranties to the Company or to any holder of Company Common Stock or Company Options regarding the Tax treatment of the Merger, or any Tax consequences to the Company or any such holder of this Agreement, the Merger, or any of the other transactions or agreements contemplated hereby. The Company acknowledges that the Company and such holders are relying solely on their own Tax advisors in connection with this Agreement, the Merger and the other transactions and agreements contemplated hereby.

1.15 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and interest in, to and under, and/or possession of, all assets, property, rights, privileges, powers and franchises of the Company, the officers and directors of the

Surviving Corporation are fully authorized in the name and on behalf of the Company or otherwise, to take all lawful action necessary or desirable to accomplish such purpose or acts so long as such action is not inconsistent with this Agreement.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to the exceptions set forth in the disclosure letter of the Company delivered to Parent and Sub concurrently with the parties’ execution of this Agreement (the “Company Disclosure Letter”) (each of which exceptions, in order to be effective, shall clearly indicate the Section and, if applicable, the Subsection of this Article 2 to which it relates (unless and to the extent the relevance of such disclosure to other representations and warranties would be readily apparent to a reasonable person from the actual text of the disclosed exception), and each of which exceptions shall also be deemed to be qualifications to the representations and warranties made by the Company to Parent and Sub), the Company represents and warrants to Parent and Sub as follows:

2.1 Organization, Standing and Power; Subsidiaries.

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of Delaware. The Company has the corporate power to own its properties and to conduct its business as now being conducted and is duly qualified to do business and is in good standing in each jurisdiction where the failure to be so qualified and in good standing, individually or in the aggregate with any such other failures, would not reasonably be expected to have a Material Adverse Effect on the Company. Each Subsidiary is a corporation or other business entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Each Subsidiary has the corporate or similar power to own its properties and to conduct its business as now being conducted and as currently proposed by it to be conducted and is duly qualified to do business and is in good standing in each jurisdiction where the failure to be so qualified and in good standing, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company. The Company has delivered or made available to Parent a true, correct and complete copy of the Certificate of Incorporation and Bylaws or other equivalent organizational documents, as applicable, of the Company and each Subsidiary, in each case as amended to date. Neither the Company nor any Subsidiary is in violation of any of the provisions of its Certificate of Incorporation or Bylaws or equivalent organizational documents.

(b) Schedule 2.1(b) to the Company Disclosure Letter identifies each Subsidiary of the Company. All of the issued and outstanding shares of capital stock of each Subsidiary are duly authorized, validly issued, fully paid and nonassessable, are owned by the Company free and clear of all Encumbrances, and are not subject to any preemptive right or right of first refusal created by statute, the Certificate of Incorporation and Bylaws or other equivalent organizational documents, as applicable, of such Subsidiary or any Contract to which the Company or such Subsidiary is a party or by which it is bound. There are no outstanding subscriptions, options, warrants, “put” or “call” rights, exchangeable or convertible securities or other Contracts of any character relating to the issued or unissued capital stock or other securities of any Subsidiary, or otherwise obligating the Company or any Subsidiary to issue, transfer, sell, purchase, redeem or otherwise acquire or sell any such securities. Other than the Subsidiaries, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible or exchangeable or exercisable for, any equity or similar interest in, any Person.

(c) The Company has provided, or made available, to Parent or its counsel true, correct and complete copies of the minute books containing records of all proceedings, consents, actions and meetings of the board of directors, committees of the board of directors and stockholders of the

Company and each of its Subsidiaries since December 31, 2001, the charters of all committees of the Company Board, and all codes of conduct, whistleblower policies, disclosure committee policy or similar policies adopted by the Company Board. The minute books of the Company and each Subsidiary provided or made available to Parent contain accurate summaries of all meetings of directors and stockholders or actions by written consent of the Company and the respective Subsidiaries through the date of this Agreement.

2.2 Capital Structure.

(a) The authorized capital stock of the Company consists solely of (i) 100,000,000 shares of Company Common Stock, and (ii) 5,000,000 shares of preferred stock, $0.001 par value per share (“Company Preferred Stock”). A total of 32,833,108 shares of Company Common Stock are issued and outstanding as of the date that is one Business Day prior to the date of this Agreement. No shares of Company Preferred Stock are issued or outstanding as of the date of this Agreement. The Company holds 6,465,743 shares of Company Common Stock in its treasury as of the date of this Agreement. There are no other issued and outstanding shares of capital stock or voting securities of the Company and no outstanding commitments to issue any shares of capital stock or voting securities of the Company, other than (A) pursuant to the exercise of Company Options outstanding as of the date of this Agreement or granted after the date of this Agreement in accordance with the terms of this Agreement under the Company Option Plans, (B) pursuant to the Company ESPP, and (C) pursuant to the warrants set forth on Schedule 2.2(a) to the Company Disclosure Letter. All issued and outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid and non-assessable and are free of all Encumbrances, preemptive rights, rights of first refusal and “put” or “call” rights in each case created by statute, the Certificate of Incorporation or Bylaws of the Company or any agreement to which the Company is a party or by which it is bound, other than shares of Company Common Stock that are subject to Repurchase Rights. As of the date of this Agreement, there are 299,335 issued and outstanding shares of Company Common Stock that are subject to Repurchase Rights. Schedule 2.2(a) to the Company Disclosure Letter sets forth a true, correct and complete list of all holders of outstanding shares of Company Common Stock that are subject to Repurchase Rights as of the date of this Agreement, including the number of shares of Company Common Stock held by each such holder that are subject to Repurchase Rights, and the vesting schedule, including the vesting commencement date (and the terms of any accelerated vesting or lapse of any such Repurchase Rights, either in connection with the Merger or any other transaction contemplated by this Agreement or upon termination of employment or service with the Company or with Parent or any Subsidiary following the Merger or otherwise). All issued and outstanding shares of Company Common Stock and all outstanding Company Options were issued, and all repurchases of Company securities were made, in material compliance with all applicable Legal Requirements, including federal and state securities laws and all requirements set forth in applicable Contracts. There is no liability for dividends accrued and unpaid by the Company or any Subsidiary. The Company is not under any obligation to register under the Securities Act any of the presently outstanding securities of the Company or any Subsidiary now outstanding or that may be subsequently issued.

(b) As of the date of this Agreement, the Company has reserved 13,432,316 shares of Company Common Stock for issuance to employees, non-employee directors and consultants pursuant to the Company Option Plans, of which, as of the date that is one Business Day prior to the date of this Agreement (i) 7,149,682 shares have been issued pursuant to option exercises or direct stock purchases, (ii) 3,413,973 shares are subject to outstanding and unexercised Company Options (whether or not under the Company Option Plans), and (iii) 2,868,661 shares remain available for issuance under the Company Option Plans. As of the date of this Agreement, the Company has reserved 2,100,000 shares of Company Common Stock for issuance to employees pursuant to the Company ESPP, of which 1,245,500 shares have been issued and 854,500 shares remain available for issuance thereunder. Schedule 2.2(b) to the Company Disclosure Letter (1) sets forth a true, correct and complete list of all holders of outstanding

Company Options, the Company Option Plan pursuant to which such option was granted, the number of shares of Company Common Stock subject to each such option, the date of grant, the exercise or vesting schedule, including the vesting commencement date, the extent exercisable or issued as of the date of this Agreement, the exercise price per share, the Tax status under Section 422 of the Code and the term of each such option, (2) indicates each holder of outstanding Company Options that is not an employee of the Company or any Subsidiary (including non-employee directors, former employees, consultants, advisory board members, vendors, service providers or other similar persons), and (3) sets forth the terms of any accelerated vesting or exercisability of any Company Options, or any change in the price, exercise period, or other modifications in the terms of any Company Option, either in connection with the Merger or any other transaction contemplated by this Agreement or upon termination of employment or service with the Company, Parent or any Subsidiary following the Merger or otherwise. The terms of each of the Company Option Plans and the applicable stock option agreements permit the assumption by Parent of all outstanding Company Options, as provided in this Agreement, without the consent or approval of the holders of such securities, the Company stockholders, or otherwise. True, correct and complete copies of each of the Company Option Plans and the standard form of all agreements and instruments relating to or issued under each Company Option Plan and all agreements and instruments relating to or issued under the Company Option Plans or Company Options that differ in any material respect from such standard form agreements have been provided or made available to Parent, and such agreements and instruments have not been amended, modified or supplemented since being provided or made available to Parent, and there are no agreements, understandings or commitments to amend, modify or supplement such agreements or instruments in any case from those provided or made available to Parent. As of the date that is one Business Day prior to the Closing Date, the Spreadsheet shall be a true, correct and complete report of all of the items required to be included therein pursuant to Section 5.12.

(c) No bonds, debentures, notes or other indebtedness of the Company or any of its Subsidiaries (i) having the right to vote on any matters on which stockholders may vote (or which is convertible into, or exchangeable for, securities having such right) or (ii) the value of which is in any way based upon or derived from capital or voting stock of the Company (collectively, “Company Voting Debt”), is issued or outstanding. Schedule 2.2(c) to the Company Disclosure Letter accurately lists all Debt of Company and its Subsidiaries, including, for each item of Debt, the agreement governing the Debt and the interest rate, maturity date and any assets or properties securing such Debt. All Debt may be prepaid at the Closing without penalty under the terms of the agreements governing such Debt.

(d) Except for (i) the Company’s right to repurchase any shares of Company Common Stock that are subject to Repurchase Rights listed on Schedule 2.2(a) to the Company Disclosure Letter, (ii) Company Options listed on Schedule 2.2(b) to the Company Disclosure Letter and (iii) warrants listed on Schedule 2.2(d) to the Company Disclosure Letter, as of the date of this Agreement there are no options, warrants, calls, rights or Contracts of any character to which the Company is a party or by which it is bound obligating the Company to grant, issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of any capital stock of the Company. Schedule 2.2(d) to the Company Disclosure Letter sets forth any modifications in the terms of any warrant listed thereon, or the rights of the holder thereof, that will result from the Merger or any other transaction contemplated by this Agreement or upon any other event or condition. Except as expressly provided for in this Agreement, there are no Contracts relating to voting, purchase or sale of any Company Common Stock (i) between or among the Company and any of its securityholders, other than written Contracts granting the Company the right to purchase unvested shares upon termination of employment or service, and (ii) to the Company’s knowledge, between or among any of the Company’s securityholders.

2.3 Authority; Noncontravention.

(a) The Company has all requisite corporate power and authority to enter into this Agreement and, subject to the Company Stockholder Approval, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and, subject to the Company’s Stockholder Approval, the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company. This Agreement has been duly executed and delivered by the Company and constitutes the valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject only to the effect, if any, of (i) applicable bankruptcy and other similar laws affecting the rights of creditors generally, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. The Company Board, by resolutions duly adopted (and not thereafter modified or rescinded other than in accordance with this Agreement) by the unanimous vote of all the disinterested members of the Company Board, has (A) approved and adopted this Agreement and the Merger, (B) determined that this Agreement and the terms and conditions of the Merger and this Agreement are fair to, advisable and in the best interests of the Company and its stockholders, and (C) directed that the adoption of this Agreement be submitted to the Company stockholders for consideration and recommended that all of the Company stockholders adopt this Agreement. The affirmative vote of the holders of a majority of all shares of the Company Common Stock issued and outstanding on the record date set for the meeting of the Company’s stockholders to adopt this Agreement (such approval, the “Company Stockholder Approval,” and such stockholders’ meeting, the “Company Stockholders Meeting”) is the only vote of the holders of capital stock of the Company necessary to approve this Agreement and the Merger under applicable Legal Requirements and the Company’s Certificate of Incorporation.

(b) The execution and delivery of this Agreement by the Company does not, and the consummation of the transactions contemplated hereby will not, (i) result in the creation of any Encumbrance on any of the material properties or assets of the Company or any Subsidiary, or (ii) conflict with, or result in any violation of or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any material obligation or loss of any material benefit under, or require any consent, approval or waiver from any Person pursuant to, (A) any provision of the Certificate of Incorporation or Bylaws or other equivalent organizational documents of the Company or any Subsidiary, in each case as amended to date, (B) subject to obtaining the Company Stockholder Approval and compliance with the requirements set forth in Section 2.3(c), any Legal Requirement applicable to the Company or any Subsidiary or any of their respective properties or assets, or (C) any Material Contract or material Company Authorization, other than, in the case of clauses (B) and (C), such conflicts, violations, defaults, Encumbrances, terminations, cancellations, accelerations, losses, consents, approvals or waivers as would not be material to the Company and its Subsidiaries.

(c) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to the Company or any Subsidiary in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of the Certificate of Merger, as provided in Section 1.4, (ii) such filings as may be required under the HSR Act and any applicable foreign Antitrust Law, (iii) any filings required to be made with Nasdaq, and (iv) the filing of the Proxy Statement with the SEC.

2.4 SEC Filings; Company Financial Statements.

(a) The Company has filed on a timely basis all forms, statements, schedules, reports and documents (including items incorporated by reference) required to be filed by the Company with the SEC since December 31, 2002 and no such form, statement, schedule or report was filed in paper pursuant to a hardship exemption from electronic filing. All such required forms, statements, schedules, and reports (including those that Company may file subsequent to the date of this Agreement) are referred to herein as the “Company SEC Reports.” As of their respective dates, the Company SEC Reports (i) complied in all material respects with, to the extent in effect at the time of filing, the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Reports, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent corrected prior to the date of this Agreement by a subsequently filed Company SEC Report. Except to the extent that information contained in any Company SEC Report filed and publicly available prior to the date of this Agreement (a “Filed SEC Document”) has been revised or superseded by a later Filed SEC Document, none of the Filed SEC Documents contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Reports (the “Financial Statements”), including each Company SEC Report filed after the date of this Agreement until the Closing, (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), and (iii) fairly presented in all material respects the consolidated financial position of the Company and its Subsidiaries as of the respective dates thereof and the consolidated results of the Company’s and its Subsidiaries’ operations and cash flows for the periods indicated, except that the unaudited interim financial statements may not contain footnotes and were or are subject to immaterial and recurring year-end adjustments. The balance sheet (including any related notes thereto) of the Company as of September 30, 2006 (the “Company Balance Sheet Date”) contained in the Company SEC Reports is hereinafter referred to as the “Company Balance Sheet.”

(c) Neither the Company nor any of its Subsidiaries has any material Liabilities of the type that would be required to be disclosed in the liabilities column in the Financial Statements (including footnotes) prepared in accordance with GAAP and SEC requirements, except for: (i) those set forth or specifically reserved against in the Financial Statements as of and for the period ended September 30, 2006 (including footnotes), (ii) liabilities incurred since the Company Balance Sheet Date in the ordinary course of business consistent with past practices which are of the type which individually or in the aggregate, are not material in nature or amount and do not result from any breach of Contract, tort or violation of any Legal Requirement, and (iii) the fees and expenses of the Company’s representatives, including its investment bankers, attorneys and accountants incurred in connection with this Agreement and the transactions contemplated hereby. Except as reflected in the Financial Statements, neither the Company nor any Subsidiary is a party to any material off-balance sheet arrangements (as defined in Item 303 of Regulation S-K promulgated under the Exchange Act (“Regulation S-K”)). All reserves that are set forth in or reflected in the Company Balance Sheet have been established in accordance with GAAP consistently applied. At the Company Balance Sheet Date, there were no material loss contingencies (as such term is used in Statement of Financial Accounting Standards No. 5 (“Statement No. 5”) issued by the Financial Accounting Standards Board in March 1975) that are not adequately provided for in the Company Balance Sheet as required by Statement No. 5. The Financial Statements comply in all material respects with the American Institute of Certified Public Accountants’ Statement of Position 97-2, 98-9, EITF 00-21 and Staff Accounting Bulletin No. 104. The Company has not had any disagreements with any of its auditors during any of its past three full fiscal years or during the current fiscal year of the type described in Item 304 of Regulation S-K promulgated by the SEC. The books and records of the Company and each Subsidiary have been, and are being, maintained in all material respects in accordance with applicable legal and accounting requirements and the Financial Statements are consistent in all material respects with such books and records.

(d) The Company has heretofore furnished or made available to Parent a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed, to agreements, documents or other instruments which previously had been filed by the Company with the SEC pursuant to the Securities Act or the Exchange Act, as well as any comment letters or similar written correspondence received by the Company from the SEC since December 31, 2002, and any written responses thereto by the Company. As of the date of this Agreement, there are no outstanding or unresolved comments in such comment letters received by the Company from the SEC. As of the date of this Agreement, to the Company’s knowledge none of the Company SEC Reports is the subject of any ongoing review by the SEC. To the Company’s knowledge, no investigation by the SEC with respect to the Company or any of its Subsidiaries is pending or threatened.

(e) The Company has established and maintains “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) promulgated under the Exchange Act) that are reasonably designed to ensure that material information (both financial and non-financial) relating to the Company and the Subsidiaries required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that such information is accumulated and communicated to the Company’s principal executive officer and principal financial officer, or persons performing similar functions, as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the “principal executive officer” and the “principal financial officer” of the Company required by Section 302 of the Sarbanes-Oxley Act of 2002 (“SOXA”) with respect to such reports. Each of the principal executive officer of the Company and the principal financial officer of the Company (or each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) has made all certifications required by Sections 302 and 906 of SOXA and the rules and regulations promulgated thereunder with respect to the Company SEC Reports.

(f) The Company has established and maintains a system of internal controls over financial reporting sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. There are no material weaknesses, or series of multiple significant deficiencies that are reasonably likely to collectively represent a material weakness, in the design and operation of such internal controls. As used in this Agreement, “material weakness” and “significant deficiencies” shall have the meanings given to such term by the Public Company Accounting Oversight Board.

(g) The Company has adopted a code of ethics, as defined by Item 406(b) of Regulation S-K for senior financial, accounting and compliance officers and those performing similar functions. The Company has disclosed any violation or waiver of such code of ethics, as required by Section 406(b) of SOXA. To the Company’s knowledge, there is no fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls and procedures, or any violations of the Company’s code of ethics.

(h) The Company has disclosed to the Company’s outside auditors, the audit committee of the Company Board and Parent (A) all significant deficiencies and material weaknesses of which it has knowledge in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. Since December 31, 2002, any change in internal control over financial reporting or failure or inadequacy of disclosure controls required to be disclosed in any Company SEC Reports has been so disclosed.

(i) To the Company’s knowledge, the Company’s independent registered accountants that have expressed their opinion with respect to the consolidated financial statements of the Company and its Subsidiaries as of December 31, 2002, December 31, 2003, December 31, 2004 and December 31, 2005 and for each of the fiscal years in the four-year period ended December 31, 2005 included in the Company SEC Reports (including the related notes), are and have been “independent” with respect to the Company and its Subsidiaries within the meaning of Regulation S-X since December 31, 2001.

(j) Since December 31, 2002, neither the Company nor any of its Subsidiaries nor, to the Company’s knowledge, any director, officer, employee, auditor, accountant or representative of the Company or any Subsidiary has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, in each case, regarding improper, wrongful or fraudulent accounting or auditing practices, procedures, methodologies or methods of the Company or any Subsidiary or their respective internal accounting controls or any material inaccuracy in the Company’s financial statements. To the Company’s knowledge, no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any Subsidiary, has reported to the Company Board or any committee thereof or to any director or officer of the Company evidence of a material violation of securities laws, breach of fiduciary duty or material violation of any Legal Requirement by the Company or any of its officers, directors, employees or agents.

(k) The Company is in material compliance with the applicable criteria for continued quotation of the Company Common Stock on the Nasdaq Global Market, including all applicable corporate governance rules and regulations.

2.5 Absence of Certain Changes. Between the Company Balance Sheet Date and the date of this Agreement, the Company and each of its Subsidiaries has conducted its business only in the ordinary course consistent with past practice and (i) there has not occurred a Material Adverse Effect on the Company, (ii) neither the Company nor any Subsidiary has made or entered into any Contract or letter of intent with respect to any acquisition, sale or transfer of any material Company IP Right or other material asset of the Company or any Subsidiary (other than the sale or nonexclusive license of products in the ordinary course of business consistent with past practices), (iii) there has not occurred any material change in accounting methods or practices (including any change in depreciation or amortization policies or rates or revenue recognition policies) by the Company or any Subsidiary or any revaluation by the Company of any of its or any Subsidiary’s assets, except as required by concurrent changes in GAAP, (iv) there has not occurred any declaration, setting aside, or payment of a dividend or other distribution with respect to any securities of the Company, or any direct or indirect redemption, purchase or other acquisition by the Company of any of its securities, other than repurchases of stock in accordance with the Company Option Plans in connection with the termination of employees or other service providers, (v) there has not occurred any increase in or modification of the compensation or benefits payable or to become payable, or grants of any bonus or commission rights or opportunities, by the Company or any Subsidiary to any of its directors, officers, employees or consultants (other than (A) grants of bonus and commission opportunities in the ordinary course of business and consistent with past practices, and (B) increases in the compensation of newly-promoted existing employees below the level of vice-president of the Company in connection with the Company’s customary employee review process in the ordinary course of business and consistent with past practices) or any new loans or extension of existing loans to any such Persons, and neither the Company nor any Subsidiary has entered into any Contract to grant or provide (nor has granted any) severance, acceleration of vesting or other similar benefits to any such Persons, (vi) neither the Company nor any Subsidiary has granted any rights to receive, or entered into any Contract to provide, any severance, change of control, termination or similar compensation or benefits or increases therein, (vii) there has not occurred the execution or amendment of any employment agreements or contractor or consultant Contracts (other than employment offer letters for newly-hired employees and newly-promoted existing employees below the level of vice-president, and service Contracts, in each case in the ordinary course of business and that are immediately terminable by the Company without cost or liability) or the extension of the term of any existing employment agreement or contractor or consultant Contract with any Person in the employ or service of the Company or any Subsidiary, (viii) there has not occurred any material change with respect to the management, supervisory or other key personnel of the Company, any termination of employment of any such employees or a material number of employees, (ix) neither the Company nor any Subsidiary has incurred, created or assumed any material Encumbrance, or any liability or obligation as guaranty or surety with respect to the obligations of others, (x) neither the Company nor any Subsidiary has paid or discharged any Encumbrance or material liability which was not shown on the Company Balance Sheet or incurred in the ordinary course of business consistent with past practice since the Company Balance Sheet Date, (xi) neither the Company nor any Subsidiary has incurred any liability to its directors, officers or shareholders (other than liabilities to pay compensation or benefits in connection with services rendered in the ordinary course of business, consistent with past practice), (xii) there has been no material damage, destruction or loss, whether or not covered by insurance, affecting the assets, properties or business of the Company or any Subsidiary that is material to the business of the Company and Subsidiary taken as a whole, (xiii) neither the Company nor any Subsidiary has commenced or settled any material litigation, and (xiv) there has not occurred any entry into any Contract by the Company or any Subsidiary to do any of the things described in the preceding clauses (i) through (xiii).

2.6 Litigation. As of the date of this Agreement, there is no Proceeding involving any Person or Governmental Entity pending against, nor to the Company’s knowledge, any investigation by any Governmental Entity of, the Company or any Subsidiary or any of their respective assets or properties or any of their respective directors, officers or employees (in their capacities as such or relating to their employment, services or relationship with the Company or any of its Subsidiaries), except for Proceedings or investigations after the date of this Agreement that, individually or in the aggregate, would not reasonably be expected to have a material effect on the business, results of operations or financial condition of the Company. To the Company’s knowledge, no such Proceeding is threatened as of the date of this Agreement. There is no Judgment against the Company or any Subsidiary, any of their respective assets or properties, or, to the knowledge of the Company, any of their respective directors, officers or employees (in their capacities as such or relating to their employment, services or relationship with the Company or any of its Subsidiaries), except for Judgments arising after the date of this Agreement that, individually or in the aggregate, would not reasonably be expected to be material to the business, results of operations or financial condition of the Company. Neither the Company nor any Subsidiary has any Proceeding pending against any other Person. There has not been since December 31, 2002 nor are there any currently any internal investigations or inquiries being conducted by the Company, the Company Board (or any committee thereof) or any third party at the request of any of the foregoing concerning any financial, accounting, tax, conflict of interest, illegal activity, fraudulent or deceptive conduct, discrimination/sexual harassment, whistleblowing or other misfeasance or malfeasance issues.

2.7 Restrictions on Business Activities. There is no Contract or Judgment binding upon the Company or any Subsidiary which has or could reasonably be expected to have, whether before or after consummation of the Merger, the effect of prohibiting or materially impairing the conduct of business by the Company or any Subsidiary as currently conducted or as currently proposed to be conducted by the Company or any Subsidiary.

2.8 Compliance with Laws; Governmental Permits.

(a) Each of the Company and each Subsidiary has complied in all material respects with, is not in material violation of, and has not received any written or, to the Company’s knowledge, oral notices of violation (which remain uncured or are pending) with respect to, any Legal Requirement with respect to the conduct of its business, or the ownership or operation of its business. Neither the Company nor any Subsidiary, nor, to the Company’s knowledge, any director, officer, Affiliate or employee thereof, on behalf of the Company, has given, offered, paid, promised to pay or authorized payment of any money, any gift or anything of value, with the purpose of influencing any act or decision of the recipient in his or her official capacity or inducing the recipient to use his or her influence to affect an act or decision of a government official or employee in violation of applicable Law, to any (i) governmental official or employee, (ii) political party or candidate thereof, or (iii) Person while knowing that all or a portion of such money or thing of value would be given or offered to a governmental official or employee or political party or candidate thereof in violation of applicable Law.

(b) Neither the Company nor any Subsidiary is (i) a “consumer reporting agency” (as defined in the federal Fair Credit Reporting Act, 15 U.S.C. 1681 et seq.), (ii) a furnisher of information to consumer reporting agencies, or (iii) except in connection with its employment activities or as an intermediary acting on instruction from a customer that is a “financial institution” (as defined in the federal Fair Credit Reporting Act), a person who obtains a consumer report from consumer reporting agencies.

(c) Neither the Company nor any Subsidiary (i) is or has been a “financial institution” within the meaning of the federal Electronic Funds Transfer Act (15 U.S.C. 1693 et seq.) or Regulation E of the Board of Governors of the Federal Reserve System (12 C.F.R. Part 205) (collectively, “Reg E”), (ii) is a “provider of electronic fund transfer services” (as described in Section 205.14 of Reg E), or (iii) is an “automated teller machine operator” (as defined in Section 205.16(a) of Reg E). Neither the Company nor any Subsidiary is (i) a “ACH Operator” or “Participating Depository Financial Institution” participating in the National Automated Clearinghouse Association, or (ii) subject to the Operating Rules of the National Automated Clearinghouse Association.

(d) As an organization providing data processing and data transmission services with respect to financial, banking or economic data, the Company is a “financial institution” within the meaning of the Federal Trade Commission’s regulations on the Privacy of Consumer Information (16 C.F.R. Part 313) (“Part 313”). Company provides such services directly to financial institutions and does not contract with consumers to provide them services (as defined in Part 313).

(e) Neither the Company nor any Subsidiary is or has been a “money services business” as defined in 31 C.F.R. § 103.11(uu).

(f) Each of the Company and each Subsidiary has obtained each federal, state, county, local or foreign governmental consent, license, permit, grant, or other authorization of a Governmental Entity (i) pursuant to which the Company or any Subsidiary currently operates or holds any interest in any of its material assets or properties, or (ii) that is required for the operation in all material respects of the Company’s or any Subsidiary’s business or the holding of any such interest (all of the foregoing consents, licenses, permits, grants, and other authorizations, collectively, the “Company Authorizations”), and all of the Company Authorizations are in full force and effect. The Company has delivered to Parent true, correct and complete copies of each material Company Authorization. The

Company and the Subsidiaries are in compliance in all material respects with the terms of the Company Authorizations. Neither the Company nor any Subsidiary has received any written or, to its knowledge, oral notice or other communication from any Governmental Entity regarding (i) any actual or possible material violation of law or any Company Authorization or any failure to comply with any term or requirement of any Company Authorization, or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any material Company Authorization. None of the Company Authorizations will be terminated or impaired, or will become terminable, in whole or in part, as a result of the transactions contemplated by this Agreement. Neither the Company nor any Subsidiary is subject to any Judgment that materially and adversely affects its business or the ownership or use of its assets or properties.

2.9 Title to Property and Assets.

(a) Each of the Company and each Subsidiary has good and valid title to all of their respective properties, interests in properties and assets, real and personal, reflected on the Company Balance Sheet or acquired after the Company Balance Sheet Date (except properties, interests in properties and assets sold or otherwise disposed of since the Company Balance Sheet Date in the ordinary course of business consistent with past practice) (provided that the foregoing representation shall not be applicable to any Company-Owned IP Rights which shall be governed by the representations and warranties set forth in Section 2.10 of this Agreement), or, with respect to leased properties and assets, valid leasehold interests in such properties and assets which afford the Company peaceful and undisturbed leasehold possession of the properties and assets that are the subject of the leases, in each case, free and clear of all Encumbrances.

(b) Schedule 2.9 to the Company Disclosure Letter is a complete and correct list of (i) all real property and interests in real property owned by the Company or any Subsidiary (each such property or interest, an “Owned Real Property”), and (ii) all real property and interests in real property leased by the Company or any Subsidiary (each such property or interest, a “Leased Real Property”). With respect to Owned Real Property, (A) the Company or the Subsidiary, as applicable, has good and marketable fee simple title, free and clear of all Encumbrances, (B) neither the Company nor such Subsidiary has leased or otherwise granted to any other Person the right to use or occupy such Owned Real Property or any portion thereof, (C) there are no outstanding options, rights of first offer or rights of first refusal to purchase any such Owned Real Property or any portion thereof of interest therein, or (D) there is no condemnation or other proceeding in eminent domain pending or, to the Company’s knowledge, threatened, affecting such Owned Real Property or any portion thereof or interest therein. With respect to Leased Real Property, neither the Company nor any Subsidiary has (x) subleased, licensed or otherwise granted any Person the right to use or occupy such Leased Real Property or any portion thereof, or (y) collaterally assigned or granted any other security interest in any such leasehold estate or any interest therein. The Company has heretofore provided or made available to Parent true, correct and complete copies of all leases, subleases and other Contracts under which the Company and/or any Subsidiary uses or occupies or has the right to use or occupy, now or in the future, any Leased Real Property.

(c) The plant, tangible property and equipment of each of the Company and each Subsidiary that are used in the operations of their respective businesses are (i) suitable in all material respects for the uses to which they are currently employed, (ii) in good operating condition, and (iii) to the knowledge of the Company, free from material defects that would reasonably be expected to have a material impact on the conduct of the business of the Company or such Subsidiary. All properties used in the operations of the Company or any Subsidiary are reflected on the Company Balance Sheet to the extent required under GAAP to be so reflected.

2.10 Intellectual Property.

(a) As used in this Agreement, the following terms shall have the meanings indicated below:

(i) “Intellectual Property” means any and all worldwide industrial and intellectual property rights and all rights associated therewith, including all patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof, all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data, proprietary processes and formulae, algorithms, specifications, customer lists and supplier lists, all industrial designs and any registrations and applications therefor, all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor, Internet domain names, Internet and World Wide Web URLs or addresses, all copyrights, copyright registrations and applications therefor, and all other rights corresponding thereto, all mask works, mask work registrations and applications therefor, and any equivalent or similar rights in semiconductor masks, layouts, architectures or topology, all computer software, including all source code, object code, firmware, development tools, files, records and data, all schematics, netlists, test methodologies, test vectors, emulation and simulation tools and reports, hardware development tools, and all rights in prototypes, breadboards and other devices, all databases and data collections and all rights therein, all moral and economic rights of authors and inventors, however denominated, and any similar or equivalent rights to any of the foregoing, and all tangible embodiments of the foregoing.

(ii) “Company IP Rights” means any and all Intellectual Property used in the conduct of the business of the Company or any of its Subsidiaries as currently conducted or as currently proposed to be conducted by the Company or any of its Subsidiaries as evidenced by the Company’s or a Subsidiary’s documentation.

(iii) “Company-Owned IP Rights” means (A) Company IP Rights that are owned by the Company or any of its Subsidiaries; and (B) any and all other Intellectual Property owned by the Company or its Subsidiaries.

(iv) “Company Registered Intellectual Property” means all United States, international and foreign: (A) patents and patent applications (including provisional applications); (B) registered trademarks, applications to register trademarks, intent-to-use applications, or other registrations or applications related to trademarks; (C) registered Internet domain names; (D) registered copyrights and applications for copyright registration; and (E) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any Governmental Entity owned by, or currently registered or filed in the name of, the Company or any of its Subsidiaries.

(v) “Third Party Intellectual Property Rights” means any Intellectual Property owned by any Person other than the Company or any of its Subsidiaries.

(vi) “Company Products” means all products, systems or services produced, marketed, licensed, sold, distributed or performed by or on behalf of the Company or any Subsidiary and all products, systems or services currently under development by the Company or any Subsidiary as evidenced by the Company’s or a Subsidiary’s documentation.

(vii) “Company Source Code” means, collectively, any material software source code, or any material proprietary information or algorithm contained in or relating to any software source code owned by the Company or any Subsidiary that is included in any Company-Owned IP Rights or Company Products.

(viii) “Open Source Materials” means all software or other material that is distributed as “free software”, “open source software” or under a similar licensing or distribution terms (including the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), the Sun Industry Standards License (SISL) and the Apache License).

(b) The Company and its Subsidiaries (i) own or (ii) have (except with respect to patents, to which this representation is to the Company’s knowledge) the valid right or license to, all material Company IP Rights. The Company IP Rights are sufficient for the conduct of the business of the Company and its Subsidiaries as currently conducted, including use in research and development activities currently conducted by the Company or any Subsidiary as evidenced by the Company’s or a Subsidiary’s documentation; provided, that the foregoing shall not be deemed to expand the representations and warranties set forth in Section 2.10(n).

(c) Neither the Company nor any of its Subsidiaries has transferred ownership of any Intellectual Property that is or was Company-Owned IP Rights, to any third party, or permitted the Company’s rights in any Intellectual Property that is or was Company-Owned IP Rights to enter the public domain or, with respect to any Intellectual Property for which the Company or its Subsidiaries have submitted an application or obtained a registration, lapse (other than through the expiration of registered Intellectual Property at the end of its maximum statutory term).

(d) The Company and its Subsidiaries own and have good and exclusive title to each item of Company-Owned IP Rights and each item of Company Registered Intellectual Property, free and clear of any Encumbrances. Neither the Company nor any Subsidiary has created any Encumbrances (excluding restrictions or other obligations contained in the applicable license agreements with third parties and any sublicenses granted by the Company or any of its Subsidiaries) in the Company’s or a Subsidiary’s license rights under any Contract for the license of Third Party Intellectual Property Rights.

(e) Neither the execution and delivery or effectiveness of this Agreement nor the performance of the Company’s obligations under this Agreement will cause the forfeiture or termination of, or give rise to a right of forfeiture or termination of, any Company-Owned IP Right, or impair the right of the Company, any Subsidiary or Parent to use, possess, sell or license any Company-Owned IP Right.

(f) Schedule 2.10(f) to the Company Disclosure Letter lists all Company Registered Intellectual Property including the jurisdictions in which each such item of Intellectual Property has been issued or registered or in which any application for such issuance and registration has been filed, or in which any other filing or recordation has been made.

(g) Each item of Company Registered Intellectual Property is subsisting (or in the case of applications, applied for) and to the Company’s knowledge valid. All registration, maintenance and renewal fees currently due in connection with such material Company Registered Intellectual Property have been paid and all documents, recordations and certificates in connection with such material Company Registered Intellectual Property currently required to be filed have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of prosecuting, maintaining and perfecting such material Company Registered Intellectual Property and recording the Company’s and its Subsidiaries’ ownership interests therein.

(h) Schedule 2.10(h) to the Company Disclosure Letter lists, respectively, (i) all Contracts as to which the Company or any Subsidiary is a party and pursuant to which any Person is authorized to use any Company IP Rights (other than non-disclosure agreements entered into by the Company or any Subsidiary in the ordinary course of business consistent with past practice (“Standard NDAs”), non-exclusive, object code licenses to the Company Products entered into by the Company or a Subsidiary in the ordinary course of business consistent with past practice (including customer agreements) and any Contract required to be listed in Schedule 2.10(aa) of the Company Disclosure Letter), (ii) all Contracts to which the Company or any Subsidiary is a party and pursuant to which the Company or any Subsidiary acquired or is authorized to use any Third Party Intellectual Property Rights (other than “shrink wrap” and similar generally available commercial end-user licenses to software that is not redistributed with the Company Products that have an individual acquisition cost of $150,000 or less and Standard NDAs); and (iii) all Contracts which include a release, covenant not to sue or similar provision pursuant to which the Company or any of its Subsidiaries has waived, granted any rights immunities under, or agreed not to use or enforce any Company-Owned IP Rights.

(i) None of the licenses or Contracts listed in Schedule 2.10(h) to the Company Disclosure Letter grants any third party exclusive rights to or under any Company-Owned IP Rights.

(j) Neither the Company nor any Subsidiary is, or shall be as a result of the execution and delivery or effectiveness of this Agreement or the performance of the Company’s obligations under this Agreement, in breach of any Contract listed in Schedule 2.10(h) or Schedule 2.10(aa) to the Company Disclosure Letter (collectively, the “Company IP Rights Agreements”) and the consummation of the transactions contemplated by this Agreement will not result in the modification, cancellation, termination, suspension of, or acceleration of any payments with respect to the Company IP Rights Agreements, or give any non-Company party to any Company IP Rights Agreement the right to do any of the foregoing. Following the Closing, the Surviving Corporation (as wholly owned by Parent) will be permitted to exercise all of the Company’s and its Subsidiaries’ rights under the Company IP Rights Agreements to the same extent the Company and its Subsidiaries would have been able to had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company or any of its Subsidiaries would otherwise be required to pay.

(k) There are no royalties, honoraria, fees or other payments payable by the Company or any of its Subsidiaries to any Person (other than salaries payable to employees, consultants and independent contractors not contingent on or related to use of their work product) as a result of the ownership, use, possession, license-in, license-out, sale, marketing, advertising or disposition of any Company-Owned IP Rights by the Company or any of its Subsidiaries.

(l) To the Company’s knowledge, there is no unauthorized use, unauthorized disclosure, infringement or misappropriation of any Company-Owned IP Rights by any third party, including any employee or former employee of the Company or any Subsidiary. Neither the Company nor any Subsidiary has brought any action, suit or proceeding for infringement or misappropriation of any Company-Owned IP Rights or breach of any Company IP Rights Agreement.

(m) Neither the Company nor any Subsidiary has in the five (5) years prior to the date of this Agreement been sued in any Proceeding (or received any written notice or, to the Company’s knowledge, threat) which involves an allegation or claim of infringement or misappropriation of any Intellectual Property right of any third party or which contests the validity, ownership or right of the Company or any Subsidiary to exercise any Intellectual Property right. Neither the Company nor any Subsidiary has in the five (5) years prior to the date of this Agreement received any written communication that involves an offer to license or grant any other rights or immunities under any third party patent rights in connection with an allegation that the Company or any of its Subsidiaries requires or may require a license to any such patents to conduct the business as currently conducted by the Company and its Subsidiaries.

(n) The operation of the business of the Company and its Subsidiaries as such business is currently conducted by the Company or any Subsidiary, including (i) the design, development, manufacturing, reproduction, marketing, licensing, sale, offer for sale, importation, distribution, provision and/or use of any Company Product and (ii) the Company’s or any Subsidiary’s use of any product, device or process used in the business of the Company or its Subsidiaries including use in research and development activities currently conducted by the Company or any Subsidiary as evidenced by the Company’s or a Subsidiary’s documentation, does not infringe or misappropriate the Intellectual Property of any third party (except that with respect to patents these representations are made to the Company’s knowledge) and does not constitute unfair competition or unfair trade practices under any Legal Requirements, other than infringement or misappropriation resulting solely from use of commercial third party products. To the Company’s knowledge, there is no substantial basis for a claim that the design, development, manufacturing, reproduction, marketing, licensing, sale, offer for sale, importation, distribution, provision and/or use of any Company Product or the operation of the business of the Company and its Subsidiaries is infringing or has infringed on or misappropriated any Third Party Intellectual Property Rights.

(o) There is no Proceeding or Judgment (i) restricting in any manner the use, transfer, or licensing by the Company or any of its Subsidiaries of any Company-Owned IP Right or any Company Product, or which affects the validity, use or enforceability of any such Company-Owned IP Right or Company Product, or (ii) restricting the conduct of the business of the Company or any of its Subsidiaries in order to accommodate any Third Party Intellectual Property Rights.

(p) Neither the Company nor any Subsidiary has received any opinion of counsel that any Company Product or the operation of the business of the Company or any Subsidiary, as previously or currently conducted, including research and development activities currently conducted by the Company or any Subsidiary as evidenced by the Company’s or a Subsidiary’s documentation, infringes or misappropriates any Third Party Intellectual Property Rights.

(q) The Company and each Subsidiary has and enforces a policy of securing from all current and former consultants, employees and independent contractors who independently or jointly contributed to the conception, reduction to practice, creation or development of any Company-Owned IP Rights or Company IP Rights that are purported to be owned by the Company or any of its Subsidiaries unencumbered and unrestricted exclusive ownership of all such third party’s Intellectual Property in such contribution that the Company or any Subsidiary does not already own by operation of law and such third party has not retained any rights or licenses with respect thereto. Without limiting the foregoing, the Company and each Subsidiary has and enforces a policy of obtaining proprietary information and invention disclosure and assignment agreements from all current and former employees and consultants of the Company and each Subsidiary. The Company has delivered to Parent copies of its form invention assignment agreements for employees, contractors and consultants and all invention assignment agreements with current and former employees, contractors and consultants that materially deviate from such forms.

(r) To the Company’s knowledge, no current or former employee, consultant or independent contractor of the Company or any Subsidiary: (i) is in violation of any term or covenant of any Contract relating to employment, invention disclosure, invention assignment, non-disclosure or non-competition or any other Contract with any other party by virtue of such employee’s, consultant’s or independent contractor’s being employed by, or performing services for, the Company or any Subsidiary or using trade secrets or proprietary information of others without permission; or (ii) has developed any technology, software or other copyrightable, patentable or otherwise proprietary work for the Company or any Subsidiary that is subject to any agreement under which such employee, consultant or independent contractor has assigned or otherwise granted to any third party any rights (including Intellectual Property rights) in or to such technology, software or other copyrightable, patentable or otherwise proprietary work.

(s) To the Company’s knowledge, the employment of any employee of the Company or any Subsidiary or the use by the Company or any Subsidiary of the services of any consultant or independent contractor does not subject the Company or any Subsidiary to any material liability to any third party for improperly soliciting such employee, consultant or independent contractor to work for the Company or any Subsidiary, whether such liability is based on contractual or other legal obligations to such third party.

(t) No current or former employee, consultant or independent contractor of the Company or any Subsidiary has any license or ownership interest whatsoever in or with respect to any Company-Owned IP Rights or any other Company IP Rights that are purported to be owned by the Company or any Subsidiary created by any such employee, consultant or independent contractor for the Company or a Subsidiary (other than any Intellectual Property that is the subject of an express license).

(u) The Company and its Subsidiaries have taken commercially reasonable steps to protect and preserve the confidentiality of all confidential or non-public information included in the Company IP Rights (“Confidential Information”). All use, disclosure or appropriation of Confidential Information owned by the Company or any Subsidiary by or to a third party has been pursuant to the terms of a written agreement or other legal binding arrangement between the Company or a Subsidiary and such third party. All use, disclosure or appropriation of Confidential Information by the Company and its Subsidiaries not owned by the Company or any Subsidiary has been pursuant to the terms of a written agreement between the Company or such Subsidiary and the owner of such Confidential Information, or is otherwise lawful.

(v) Neither the Company nor any Subsidiary has (i) incorporated Open Source Materials into, or combined Open Source Materials with, the Company IP Rights or Company Products; (ii) distributed Open Source Materials in conjunction with any Company IP Rights or Company Products; or (iii) used Open Source Materials, in such a way that, with respect to (i) or (ii), creates obligations for the Company or such Subsidiary with respect to any Company-Owned IP Rights or grants to any third party any rights or immunities under any Company-Owned IP Rights (including using any Open Source Materials that require, as a condition of use, modification and/or distribution of such Open Source Materials that other software incorporated into, derived from or distributed with such Open Source Materials be (A) disclosed or distributed in source code form, (B) be licensed for the purpose of making derivative works, or (C) be redistributable at no charge).

(w) Neither the Company nor any Subsidiary has any Liability (and, to the knowledge of the Company, there is no legitimate basis for any present or future Proceeding against the Company or any Subsidiary giving rise to any material Liability) arising from Company Products provided by or through the Company or any Subsidiary to customers on or prior to the Closing Date not conforming to applicable contractual provisions regarding service level guarantees and express and implied warranties (to the extent not subject to legally effective express exclusions thereof) that, to the Company’s knowledge, is in excess of any reserves therefor reflected on the Company Balance Sheet.

(x) The Company has and enforces a policy to document all material bugs, errors and defects in all the Company Products, and such documentation is retained internally at the Company.

(y) For all software used by the Company and its Subsidiaries in providing services, or in developing or making available any of the Company Products, the Company or a Subsidiary has and enforces a policy to implement any and all material security patches or material upgrades that are generally available for that software that have been provided to the Company or its Subsidiaries by the applicable licensor.

(z) No (i) government funding; (ii) facilities of a university, college, other educational institution or research center; or (iii) funding from any Person (other than funds received in consideration for the Company Capital Stock) was used in the development of the Company-Owned IP Rights or Company IP Rights purported to be owned by the Company or any Subsidiary. To the Company’s knowledge, no current or former employee, consultant or independent contractor of the Company or any Subsidiary, who was involved in, or who contributed to, the creation or development of any Company-Owned IP Rights or Company IP Rights purported to be owned by the Company or any Subsidiary, has performed services for any government, university, college or other educational institution or research center during a period of time during which such employee, consultant or independent contractor was also performing services for the Company or any Subsidiary.

(aa) Neither the Company or any Subsidiary nor any other Person then acting on their authorization has disclosed, delivered or licensed to any Person, agreed to disclose, deliver or license to any Person, or permitted the disclosure or delivery to any escrow agent or other Person of, any Company Source Code (other than to individual consultants or employees having a need to know such information and who are subject to confidentiality agreements with the Company or its Subsidiaries). No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will result in the disclosure, delivery or license by the Company or any Subsidiary or any Person then acting on their authorization to any Person of any Company Source Code (other than as described above). Schedule 2.10(aa) of the Company Disclosure Letter identifies each Contract pursuant to which the Company or any Subsidiary has deposited, or is or may be required to deposit, with an escrowholder or any other Person, any of the Company Source Code.

2.11 Environmental Matters.

(a) As used in this Agreement, the following terms shall have the meanings indicated below:

(i) “Environmental and Safety Laws” shall mean any federal, state, local or foreign laws, ordinances, codes, regulations, rules, policies and orders issued, promulgated or entered into by any Governmental Entity that are intended to assure the protection of the environment, or that classify, regulate, call for the remediation of, require reporting with respect to, Hazardous Materials, groundwater, solid waste, hazardous or toxic substances, materials, wastes, pollutants or contaminants, or which are intended to assure the safety of employees, workers or other persons, including the public.

(ii) “Hazardous Materials” shall mean any toxic or hazardous substance, chemical, material or waste or any pollutant or contaminant, or infectious or radioactive substance or material defined in or regulated under any Environmental and Safety Laws.

(iii) “Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing or migrating into or through the environment or any natural or man-made structure.

(iv) “Property” shall mean all real property leased or owned by the Company or any Subsidiary either currently or in the past.

(v) “Facilities” shall mean all buildings and improvements on the Property.

(b) (i) Neither the Company nor any Subsidiary has received any written notice or, to the Company’s knowledge, oral notice, within the last six (6) years, of any noncompliance of the Facilities or its past or present operations with Environmental and Safety Laws, (ii) no notices, administrative actions or suits are pending or threatened against the Company or any Subsidiary or any Property relating to an actual or alleged violation of any Environmental and Safety Laws, (iii) neither the Company nor any Subsidiary is a potentially responsible party under the federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (“CERCLA”), or any analogous state, local or foreign laws arising out of events occurring prior to the Closing Date, (iv) there are not now and have not been while the Company or any of its Subsidiaries have owned, operated, occupied or leased any Property, or to the Company’s knowledge at any other time, any Release of any Hazardous Material in, on, under, or affecting any of the Facilities or any Property, (v) all Hazardous Materials and wastes have been disposed of by the Company and its Subsidiaries in accordance with Environmental and Safety Laws, (vi) neither the Company nor any Subsidiary is subject to any indemnity obligation or other Contract with any Person relating to obligations or liabilities under Environmental and Safety Laws, other than customary indemnification provisions contained in real property leases entered into in the ordinary course of business, (vii) there are no facts, circumstances or conditions that would reasonably be expected to form the basis for any Proceeding or Liability against or affecting the Company or any Subsidiary relating to or arising under Environmental and Safety Laws; (viii) there are not now and have not been while the Company or any of its Subsidiaries have owned, operated, occupied or leased any Property, or to the Company’s knowledge at any other time, any underground tanks or underground improvements at, on or under any Property, including treatment or storage tanks, sumps, or water, gas or oil wells, (ix) the Facilities, and the Company’s and each Subsidiary’s uses and activities therein, have at all times complied in all material respects with all Environmental and Safety Laws, and (x) each of the Company and each Subsidiary has all the permits and licenses required to be issued under federal, state, local or foreign laws regarding Environmental and Safety Laws necessary for the conduct of its or their businesses as currently conducted and are in material compliance with the terms and conditions of those permits and licenses.

2.12 Taxes.

(a) The Company and each Subsidiary, and any consolidated, combined, unitary or aggregate group for Tax purposes of which the Company or any Subsidiary is or has been a member, have properly completed and timely filed all federal Tax Returns and all other material Tax Returns required to be filed by them and have timely paid all Taxes shown on their Tax Returns and all material Taxes not shown on any Tax Return. All Tax Returns were complete and accurate in all material respects and have been prepared in material compliance with all applicable Legal Requirements. The Company has delivered or made available to Parent correct and complete copies of all material examination reports and statements of deficiencies assessed against or agreed to by the Company or any of its Subsidiaries for all Taxable periods for which the applicable statutory period for assessment of Taxes has not yet expired. The Tax Returns and other Tax related documents that were provided or made available to Parent, as listed in Schedule 2.12(a) of the Company Disclosure Schedule, were correct and complete copies of such documents.

(b) The Company Balance Sheet reflects all Liabilities for unpaid Taxes of the Company and/or any Subsidiary for periods (or portions of periods) through the Company Balance Sheet Date. Neither the Company nor any Subsidiary has any liability for unpaid Taxes accruing after the Company Balance Sheet Date except for Taxes arising in the ordinary course of business consistent with past practice subsequent to the Company Balance Sheet Date. The Company’s Tax director and other senior-level Tax personnel have not made a determination and do not have any current plan, intention, or expectation to increase the Company’s Tax reserve by a material amount as a result of the Company’s adoption of FASB Interpretation No. 48.

(c) There is (i) no claim for Taxes being asserted against the Company or any Subsidiary that has resulted in an Encumbrance against the property of the Company or any Subsidiary other than liens for Taxes not yet due and payable, (ii) to the Company’s knowledge, no audit or pending audit of, or Tax controversy associated with, any Tax Return of the Company or any Subsidiary being conducted by a Tax Authority, (iii) no adjustment relating to any Tax Returns filed or required to be filed by the Company or any Subsidiary that has been proposed, in writing, by any Tax Authority, (iv) no extension of any statute of limitations on the assessment of any Taxes granted by the Company or any Subsidiary currently in effect and (v) no agreement to any extension of time for filing any Tax Return which has not been filed.

(d) Neither the Company nor any Subsidiary has been or will be required to include any material adjustment in Taxable income for any Tax period (or portion thereof) ending after the Closing Date pursuant to Section 481 or 263A of the Code or any comparable provision under state, local or foreign Tax laws as a result of transactions, events or accounting methods employed prior to the Merger.

(e) Neither the Company nor any Subsidiary is a party to or bound by any Tax sharing, Tax indemnity, or Tax allocation agreement nor does the Company or any Subsidiary have any liability to another party under any such agreement.

(f) Each of the Company and each Subsidiary has disclosed on its Tax Returns any Tax reporting position taken in any Tax Return which could reasonably result in the imposition of penalties under Section 6662 of the Code or any comparable provisions of state, local or foreign law.

(g) Neither the Company nor any Subsidiary has consummated, has participated in, or is currently participating in any transaction which was or is a “Tax shelter” transaction as defined in Sections 6662 or 6111 of the Code or the Treasury Regulations promulgated thereunder. Neither the Company nor any Subsidiary has consummated, has participated in, or is currently participating in any transaction which was or is a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2) or a “reportable transaction” as defined in Section 6707A of the Code or Treasury Regulation Section 1.6011-4(b) or any transaction requiring disclosure under a corresponding or similar provision of state, local or foreign law.

(h) Neither the Company nor any Subsidiary has ever been a member of a consolidated, combined, unitary or aggregate group of which the Company was not the ultimate parent corporation.

(i) Neither the Company nor any Subsidiary has any liability for the Taxes of any person (other than the Company or any Subsidiary) under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign law) as a transferee or successor, by Contract or otherwise.

(j) The Company for itself and for its Subsidiaries has disclosed in Schedule 2.12(j) to the Company Disclosure Letter the amount of any deferred gain or loss arising out of any intercompany transaction within the meaning of Section 1.1502-13 of the Treasury Regulations.

(k) Neither the Company nor any Subsidiary will be required to include any material item of income in, or exclude any material item of deduction from, Taxable income for any Taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a Taxable period ending on or prior to the Closing Date; (ii) “closing agreement” described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or foreign Tax law); (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or foreign Tax law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received or accrued on or prior to the Closing Date.

(l) Neither the Company nor any Subsidiary has incurred a dual consolidated loss within the meaning of Section 1503 of the Code.

(m) None of the Tax attributes (including net operating loss carryforwards and general business Tax credits) of either the Company or any Subsidiary is limited by Sections 269 or 1502 of the Code (or any corresponding or similar provision of state, local, or foreign Tax law) for any period ending with or prior to the Closing Date. The Company has provided or made available to Parent all written analyses prepared with respect to the Section 382 limitation applicable to the Company’s and its Subsidiaries’ net operating loss carryforwards that the Company’s Tax director and other senior level Tax personnel are aware of.

(n) The Company and its Subsidiaries are in compliance with the requirements for any applicable Tax holidays or incentives and none of the Tax holidays or incentives will be jeopardized by the transaction contemplated in this Agreement.

(o) The Company has provided or made available to the Parent all contemporaneous documentation prepared for Section 6662 of the Code (or similar provision under foreign law) supporting the transfer pricing with any of the Company’s foreign Subsidiaries.

(p) Neither the Company nor any Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for Tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

(q) The Company and each Subsidiary have complied (and until the Effective Time will comply) with all applicable Legal Requirements relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445 and 1446 of the Code or similar provisions under any foreign law), have, within the time and in the manner prescribed by law, withheld from employee wages or consulting compensation and paid over to the proper governmental authorities (or is properly holding for such timely payment) all amounts required to be so withheld and paid over under all applicable Legal Requirements, including federal and state income Taxes, Federal Insurance Contribution Act, Medicare Federal Unemployment Tax Act, relevant state income and employment Tax withholding laws, and has timely filed all withholding Tax Returns, for all periods through and including the Effective Time.

(r) No written claim or inquiry has ever been made by a Governmental Entity in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction.

(s) To the knowledge of the Company, all “nonqualified deferred compensation plans” (within the meaning of Section 409A of the Code) have been administered in good faith compliance with the requirements of paragraphs (2), (3) and (4) of Section 409A(a). No event has occurred that would be treated by Section 409A(b) as a transfer of property for purposes of Section 83 of the Code. Each Company Option has been issued at not less than 100% of fair market value on the date of grant.

(t) Neither the Company nor any of its Subsidiaries has a permanent establishment in any country outside of its country of incorporation.

2.13 Employee Benefit Plans and Employee Matters.

(a) Schedule 2.13(a) to the Company Disclosure Letter lists, with respect to the Company, any Subsidiary and any trade or business (whether or not incorporated) which is treated as a single employer with the Company (an “ERISA Affiliate”) within the meaning of Section 414(b), (c), (m) or (o) of the Code, (i) all material employee benefit plans within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (ii) all stock option, stock purchase, phantom stock and stock appreciation right plans, (iii) all material medical, dental, vision care, disability, employee relocation, cafeteria benefit (Section 125 of the Code), dependent care (Section 129 of the Code), tuition assistance, life insurance or accident insurance plans, programs or arrangements, (iv) all material bonus, severance, deferred compensation or incentive plans, programs or arrangements, (v) all material fringe or employee benefit plans, programs or arrangements that apply to senior management and that do not generally apply to all employees, (vi) any employment or service agreements (except for offer letters providing for at-will employment which do not provide for severance, acceleration or post-termination benefits or ongoing relocation benefits), retention agreements, change in control agreements or severance agreements for the benefit of, or relating to, any present or former director, officer, employee, or consultant (provided that, for former directors, officers, employees and consultants, such agreements need only be listed if unsatisfied obligations of the Company or any ERISA Affiliate of greater than $100,000 remain thereunder), and (vii) any other written or oral arrangement for the benefit of any employee under which the Company or any ERISA Affiliate has or may have material liability, contingent or otherwise (all of the foregoing described in clauses (i) through (vii), collectively, the “Company Employee Plans”). Neither the Company nor any ERISA Affiliate has, since July 30, 2002, extended credit, arranged for the extension of credit, or renewed, modified or forgiven an extension of credit made prior to such date, in the form of a personal loan to or for any officer or director of the Company.

(b) Prior to the date of this Agreement, the Company has made available to Parent a true, correct and complete copy of each of the Company Employee Plans and related plan documents (including trust documents, insurance policies or Contracts, employee booklets, summary plan descriptions and other material documents) and has, with respect to each Company Employee Plan which is subject to ERISA reporting requirements, provided or made available to Parent true, correct and complete copies of the Form 5500 reports filed for the last three plan years. With respect to any Company Employee Plan intended to be qualified under Section 401(a) of the Code, the Company or the ERISA Affiliate, as applicable, has either obtained from the Internal Revenue Service a favorable determination letter as to its qualified status under the Code, or has timely applied (or has time remaining in which to timely apply) to the Internal Revenue Service for such a determination letter or such Company Employee Plan has been established under a standardized prototype plan for which an Internal Revenue Service opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer. Each Company Employee Plan, and the operation and administration thereof, is in all material respects in compliance with, and has been operated in all material respects in compliance with, all Legal Requirements and its terms. The Company has also provided or made available to Parent a true, correct and complete copy of the most recent Internal Revenue Service determination or opinion letter issued with respect to each such Company Employee Plan, and to the Company’s knowledge, nothing has occurred since the issuance of each such letter which could reasonably be expected to cause the loss of the Tax-qualified status of any Company Employee Plan subject to Section 401(a) of the Code. The

Company has also provided or made available to Parent all registration statements and prospectuses prepared in connection with each Company Employee Plan, if applicable.

(c) None of the Company Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person other than as required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) or other applicable Legal Requirements. To the Company’s knowledge, there are no “prohibited transactions” (within the meaning of Section 406 of ERISA and Section 4975 of the Code for which an exemption does not apply) with respect to any Company Employee Plan that the Company or any ERISA Affiliate has liability with respect thereto. Neither the Company nor any Subsidiary or ERISA Affiliate is subject to any material liability or penalty under Section 4976 of the Code or Title I of ERISA with respect to any of the Company Employee Plans. All contributions required to be made by the Company, any Subsidiary or any ERISA Affiliate to any Company Employee Plan have been made on or before their due dates and a reasonable amount has been accrued for contributions to each Company Employee Plan for the current plan year (and no further contributions will be due or will have accrued thereunder as of the Closing Date, other than contributions accrued in the ordinary course of business, consistent with past practice, after the Company Balance Sheet Date as a result of the operations of Company and its Subsidiaries after the Company Balance Sheet Date). Each Company Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without additional material liability to Parent, the Surviving Corporation and/or any Subsidiary.

(d) With respect to each Company Employee Plan subject to ERISA as either an employee pension benefit plan within the meaning of Section 3(2) of ERISA or an employee welfare benefit plan within the meaning of Section 3(1) of ERISA, the Company has timely filed all requisite governmental reports (which, to the knowledge of the Company, were true, correct and complete as of the date filed). No Proceeding has been brought, or to the Company’s knowledge, is threatened, against the Company, any Subsidiary or any ERISA Affiliate or with respect to any such Company Employee Plan, including any audit or inquiry by the Internal Revenue Service or United States Department of Labor. No payments or benefits under any Company Employee Plan are, or are expected to be, subject to the disallowance of a deduction under Section 162(m) of the Code as a result of the transactions contemplated hereby (whether alone or upon the occurrence of any subsequent event).

(e) Except as necessary to comply with applicable Legal Requirements, there has been no amendment to, written interpretation or announcement (whether or not written) by the Company, any Subsidiary or other ERISA Affiliate relating to, or change in participation or coverage under, any Company Employee Plan which would materially increase the expense of maintaining such Company Employee Plan above the level of expense incurred with respect to such Company Employee Plan for the most recent fiscal year included in the Financial Statements.

(f) Neither the Company nor any Subsidiary nor any ERISA Affiliate currently maintains, sponsors, participates in or contributes to, nor has it ever maintained, established, sponsored, participated in, or contributed to, any pension plan (within the meaning of Section 3(2) of ERISA) which is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code.

(g) Neither the Company nor any Subsidiary or ERISA Affiliate is a party to, or has made any contribution to or otherwise incurred any obligation under, any “multiemployer plan” as such term is defined in Section 3(37) of ERISA or any “multiple employer plan” as such term is defined in Section 413(c) of the Code. Neither the Company nor any Subsidiary or ERISA Affiliate has maintained, established, sponsored, participated in or contributed to any self-insured Company Employee Plan that provides health benefits to employees (including any such plan pursuant to which a stop-loss policy or contract applies) within the last three years.

(h) Neither the Company, nor any ERISA Affiliate (i) currently has, nor has it ever had, service providers (including employees or consultants) located outside of the United States, or (ii) currently sponsors, maintains or contributes to, nor has it ever sponsored, maintained or contributed to, any Company Employee Plan located outside the United States.

(i) Schedule 2.13(i)(1) to the Company Disclosure Letter lists each Person who the Company reasonably believes is, with respect to the Company, any Subsidiary and/or any ERISA Affiliate, a “disqualified individual” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder), together with any plans or arrangements that could result in the payment of any “parachute payment” (within the meaning of Section 280G of the Code) associated with such individual. Schedule 2.13(i)(2) lists each Person and any Contract, plan or arrangement that provides such Person a “gross-up” from the Company, any Subsidiary or any ERISA Affiliate with respect to excise taxes paid pursuant to Section 4999 of the Code (or any corresponding or similar provision of state or local Tax law).

(j) None of the execution and delivery of this Agreement, the consummation of the Merger or any other transaction contemplated hereby or any termination of employment or service in connection therewith or subsequent thereto will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any Person, (ii) materially increase or otherwise enhance any benefits otherwise payable by the Company or any ERISA Affiliate, (iii) result in the acceleration of the time of payment or vesting of any such benefits (including Company Options), except as required under Section 411(d)(3) of the Code, or (iv) increase the amount of compensation due to any Person. Neither the Company nor any ERISA Affiliate has any material outstanding loans to any current or former employee, director or consultant.

(k) Each of the Company and each Subsidiary is in compliance in all material respects with all currently applicable Legal Requirements respecting employment, discrimination in employment, terms and conditions of employment, wages (including, to the knowledge of the Company, the proper classification of employees as exempt and non-exempt or service providers and independent contractors as consultants under applicable federal and state law), hours and occupational safety and health and employment practices, employment of non-citizens (including the Immigration Reform and Control Act), and laws protecting employees’ personally identifiable information including credit identity and medical information. Neither the Company nor any Subsidiary has any obligations other than pursuant to COBRA with respect to any former employees or qualifying beneficiaries thereunder. There are no controversies pending or, to the Company’s knowledge, threatened, between the Company or any Subsidiary and any of their respective employees, which controversies will or could reasonably be expected to result in a Proceeding before any Governmental Entity.

(l) Neither Company nor any of its Subsidiaries has any obligation to pay any amount or provide any benefit to any former employee or officer, other than obligations (i) for which the Company has established a reserve for such amount on the Company Balance Sheet, and (ii) pursuant to Contracts entered into after the Company Balance Sheet Date and disclosed on Schedule 2.13(m) to the Company Disclosure Letter. Neither the Company nor any Subsidiary is a party to or bound by any collective bargaining agreement or other labor union Contract, no collective bargaining agreement is being negotiated by the Company or any Subsidiary and neither the Company nor any Subsidiary has any duty to bargain with any labor organization. There is no pending demand for recognition or any other request or demand from a labor organization for representative status with respect to any Person employed by the Company or any Subsidiary. The Company has no knowledge of any activities or proceedings of any labor union or to organize their respective employees. There is no labor dispute, strike or work stoppage against the Company or any Subsidiary pending or, to the Company’s knowledge, threatened which may interfere with the respective business activities of the Company or any Subsidiary.

(m) To the Company’s knowledge, no employee of the Company or any Subsidiary is in violation of any term of any employment agreement, noncompetition agreement, or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company or any Subsidiary because of the nature of the business conducted or presently proposed to be conducted by the Company or any Subsidiary or to the use of trade secrets or proprietary information of others. The employment of each of the employees of the Company or any Subsidiary is “at will” and the Company and each Subsidiary does not have any obligation to provide any particular form or period of notice prior to terminating the employment of any of their respective employees (in each case except as required by applicable Legal Requirements).

(n) Each of the Company and each Subsidiary has provided or made available to Parent a true, correct and complete list of the names of all current officers, directors, and employees of the Company and each Subsidiary showing each such person’s name, position, rate of annual remuneration, status as exempt/non-exempt and bonuses for the current fiscal year, location of employment, and date of hire.

(o) Each of the Company and each Subsidiary has made available to Parent a true, correct and complete list of all of its current consultants and independent contractors and for each the initial date of the engagement and whether either party has provided written notice to terminate any such engagement.

(p) The Company and each Subsidiary is in compliance in all material respects with the Worker Adjustment Retraining Notification Act of 1988, as amended (“WARN Act”), or any similar state or local law. In the past two years (i) the Company has not effectuated a “plant closing” (as defined in the WARN Act or any similar state or local law) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of its business, (ii) there has not occurred a “mass layoff” (as defined in the WARN Act or any similar state or local law) affecting any site of employment or facility of the Company Business, and (iii) the Company has not been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state, local or foreign law or regulation. The Company has not caused any of its employees to suffer an “employment loss” (as defined in the WARN Act or any similar state or local law) during the 90-day period prior to the date of this Agreement.

2.14 Interested Party Transactions. Except as disclosed in the Company’s definitive proxy statements included in the Company SEC Reports or any documents filed therewith, since December 31, 2002, to the Company’s knowledge, no event has occurred and no relationship exists that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K, as in effect at the end of the Company’s fiscal year in which the event occurred or relationship existed.

2.15 Insurance. Schedule 2.15(a) to the Company Disclosure Letter lists all policies of insurance and bonds of the Company or any Subsidiary that are currently in effect, true, correct and complete copies of which have been provided or made available to Parent. Schedule 2.15(b) identifies each material insurance claim made by the Company or its Subsidiaries since December 31, 2002. There is no material claim pending under any of such policies or bonds as to which coverage has been denied or disputed by insurer in writing. All premiums due and payable under all such policies and bonds have been timely paid and the Company and each Subsidiary is otherwise in compliance in all material respects with the terms of such policies and bonds. All such policies and bonds remain in full force and effect, and the Company has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

2.16 Brokers’ and Advisors’ Fees. Except for fees and expenses payable to Merrill Lynch & Co. as set forth in the engagement letter between the Company and Merrill Lynch & Co. dated April 28,

2005, as amended on October 4, 2005 (the “Engagement Letter”), a correct and complete copy of which has been provided or made available by the Company to Parent, neither the Company nor any Subsidiary is obligated for the payment of any fees or expenses of any investment banker, broker, advisor or similar party whose fees relate to or are contingent upon the completion of the Merger in connection with the origin, negotiation or execution of this Agreement or in connection with the Merger or any other transaction contemplated by this Agreement, and Parent will not incur any liability, either directly or indirectly, to any such investment banker, broker, advisor or similar party as a result of this Agreement, the Merger or any act or omission of the Company, any of its Affiliates or any of their respective directors, officers, employees, stockholders or agents. A good faith estimate of the fees and expenses of any investment banker, broker, advisor or similar party, and any accountant, legal counsel or other Person retained by the Company in connection with this Agreement or the transactions contemplated hereby that are accrued but unpaid through the date of this Agreement or that are payable conditioned upon the consummation of the Merger, is set forth on Schedule 2.16 to the Company Disclosure Letter, and such estimate is based upon information provided to the Company by the respective Person.

2.17 Material Contracts.

(a) Schedule 2.17 to the Company Disclosure Letter specifically identifies by subsection each Contract to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary is otherwise bound that constitutes a Material Contract, and any amendments thereto. For purposes of this Agreement, each of the following shall be deemed to constitute a “Material Contract”:

(i) any trust indenture, mortgage, promissory note, loan agreement, credit agreement or other Contract for the borrowing of money, any currency or interest rate hedging or swap arrangement or any leasing transaction of the type required to be capitalized in accordance with GAAP;

(ii) any Contract for capital expenditures that by its terms requires expenditures in excess of $500,000 in the aggregate;

(iii) any Contract (A) limiting the freedom of the Company or any Subsidiary to (1) engage or participate, or compete with any other Person, in any line of business, market or geographic area (other than non-solicitation covenants entered into in the ordinary course of business consistent with past practice), or (2) make use of any Company-Owned IP Rights, (B) granting most favored customer pricing, preferred pricing, exclusive sales, distribution, marketing or other exclusive rights, rights of first refusal, rights of first negotiation or similar rights and/or terms by the Company or any of its Subsidiaries to any Person, or (C) limiting the right of the Company or any of its Subsidiaries to sell or distribute any products, software or services or to purchase or otherwise obtain any components, materials, software, Intellectual Property or services;

(iv) any Contract pursuant to which the Company or any Subsidiary has purchased any real property, or any Contract pursuant to which the Company or any Subsidiary is a lessor or lessee of any real property or of any machinery, equipment, motor vehicles, office furniture, fixtures or other personal property that by its terms requires the payment of in excess of $250,000 per annum;

(v) any Contract of guarantee, support, assumption or endorsement of, or any similar commitment with respect to, the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of any other Person;

(vi) any Contract with any supplier or provider of services or content that are resold by the Company or incorporated into any Company Product that is resold by the Company to any Person (other than the provider of such content or services), other than any services or content that are not material and which can be promptly replaced without material increase in cost;

(vii) the Company IP Rights Agreements;

(viii) any Contract with any distributor, reseller, original equipment manufacturer, systems integrator, sales representative, sales agency or manufacturer’s representative or otherwise, providing for the distribution or resale of any Company Product (other than any Contract with any such Person (A) under which neither the Company nor any Subsidiary has received any revenues in the twelve month period ending October 31, 2006, and (B) that is terminable by the Company or such Subsidiary, as applicable, without cause upon notice of ninety days or less);

(ix) any Contract providing for the development of any product, system, software, content, technology, or Intellectual Property, independently or jointly, by or for the Company or any Subsidiary, or any Contract providing for the sale of customized or otherwise non-commercially available software, technology, products or services by or to the Company or any Subsidiary (other than any Contract providing for the implementation of Company Products by the Company in the ordinary course of business);

(x) any material Contract to which the Company or any of its Subsidiaries is a party for professional services engagements that includes a fixed fee of more than $100,000 that guarantees a specific result (other than any such Contract under which all services have been completed and accepted, and other than any such Contract providing for the implementation of Company Products by the Company in the ordinary course of business);

(xi) any Contract with any customer involving the Company’s or a Subsidiary’s license, sale or provision of Company Products, Company IP Rights or other assets that (A) has generated more than $1,000,000 in revenues for the Company or such Subsidiary during the period beginning on January 1, 2006 and ending on October 31, 2006, or (B) has generated revenue in excess of $100,000 for the Company or such Subsidiary during the calendar month October 2006;

(xii) any joint venture, strategic alliance or partnership Contract, limited liability company Contract (other than with any direct or indirect wholly-owned Subsidiary), or any other agreement that involves a sharing of profits (but not a sharing of revenue), cash flows, expenses or losses with other Persons other than Contracts between the Company and/or its Subsidiaries;

(xiii) any agreement of indemnification or warranty (other than under customer, reseller, vendor, supply, license or referral Contracts entered into by the Company or any of its Subsidiaries in the ordinary course of business);

(xiv) any Contract (A) for the employment of any director, officer, employee or consultant of the Company or (B) any other type of Contract with any officer, employee or consultant of the Company (including change in control agreements or severance agreements, written or otherwise) that, in the case of (A) or (B), is not immediately terminable by the Company without cost or liability, including any Contract requiring it to make a payment to any director, officer, employee or consultant on account of the Merger, any transaction contemplated by this Agreement or any Contract that is entered into in connection with this Agreement;

(xv) any Contract or plan (including any stock option, stock purchase and/or stock bonus plan) relating to the sale, issuance, grant, exercise, award, purchase, repurchase or redemption of any shares of Company Common Stock or any other securities of the Company or any of its Subsidiaries or any options, warrants, convertible notes or other rights to purchase or otherwise acquire any such shares of stock, other securities or options, warrants or other rights therefor, except for the Company Option Plans and the Company Options disclosed in Section 2.2(b);

(xvi) any Contract to which the Company or any of its Subsidiaries is a party providing for future performance by the Company or a Subsidiary in consideration of amounts previously paid excluding (A) maintenance agreements with customers entered into in the ordinary course of business consistent with past practice, and (B) prepayments for implementation of Company Products with customers that have not yet been fully performed;

(xvii) any Contract with any investment banker, broker, advisor or similar party, or any accountant, legal counsel or other Person retained by the Company, in connection with this Agreement and the transactions contemplated hereby;

(xviii) any Contract pursuant to which the Company has acquired or disposed of, or agreed to acquire or dispose of, a business or entity, or material assets of a business or entity, whether by way of merger, consolidation, purchase of stock, purchase of assets, exclusive license or otherwise, other than Contracts entered into before December 31, 2002 under which neither the Company nor any Subsidiary has any remaining payment obligations or other material obligations;

(xix) any Contract pursuant to which the Company has, or relating to, any material ownership interest in any other Person (other than the Subsidiaries);

(xx) any Contract with any Governmental Entity (a “Government Contract”);

(xxi) any settlement or litigation “standstill” agreement, or any tolling agreement;

(xxii) any Contract filed or required to be filed as an exhibit to the Company’s Annual Report on Form 10-K pursuant to Item 601(b)(10) of Regulation S-K under the Exchange Act or disclosed or required to be disclosed by the Company in a Current Report on Form 8-K (provided that Schedule 2.17(a)(xxii) to the Company Disclosure Letter shall not be required to include a listing of such filed Contracts); and

(xxiii) any Contract (i) under which the Company or any Subsidiary has received or made aggregate payments in excess of $250,000 during the twelve months ended September 30, 2006, or (ii) which by its terms requires aggregate payments by the Company or any Subsidiary in excess of $250,000 during the twelve-month period commencing on October 1, 2006 or in excess of $500,000 during the stated term of the Contract other than (A) the Contracts described in subsections (i)-(xxii) above, and (B) any Contract with any customer involving the Company’s or a Subsidiary’s license, sale or provision of Company Products, Company IP Rights or other assets.

(b) All Material Contracts are in written form. The Company or the applicable Subsidiary has performed all of the material obligations required to be performed by it and is entitled to all benefits under, and is not alleged to be in default in any material respect of any Material Contract. Each of the Material Contracts is in full force and effect, and has not been amended in any material respect except as disclosed in any Schedule to the Company Disclosure Letter pursuant to Section 2.17(a). There exists no default or event of default or event, occurrence, condition or act, with respect to the Company or any Subsidiary or to the Company’s knowledge, with respect to any other contracting party, which, with the giving of notice, the lapse of time or the happening of any other event or conditions, could reasonably be expected to (i) become a material default or event of default under any Material Contract, or (ii) give any third party (A) the right to declare a material default or exercise any remedy under any Material Contract, (B) the right to a rebate, chargeback, refund, credit, penalty or change in delivery schedule under any Material Contract, (C) the right to accelerate the maturity or performance of any material obligation of the Company or any of its Subsidiaries under any Material Contract, or (D) the right to cancel, terminate or modify any Material Contract. Neither the Company nor any of its Subsidiaries has received any written communication or, to the Company’s knowledge, oral communication to a current executive officer of the Company regarding any actual or possible material violation or breach of, default under, or intention to cancel or modify any Material Contract. True, correct and complete copies of all Material Contracts (including all amendments thereto) have been provided or made available to Parent prior to the date of this Agreement.

(c) To the Company’s knowledge, with respect to any Government Contract, there is, as of the date of this Agreement, neither an existing nor a basis for a: (i) civil fraud or criminal investigation by any Governmental Entity; (ii) qui tam action brought against the Company or any of its Subsidiaries under the Civil False Claims Act; (iii) suspension or debarment proceeding (or equivalent proceeding) against the Company or any of its Subsidiaries; (iv) claim or request by a Governmental Entity for a contract price adjustment based on asserted: defective pricing; disallowance of cost or non compliance with statute, regulation or contract; (v) dispute involving the Company or any of its Subsidiaries on a Government Contract, or (vi) claim or equitable adjustment by the Company or any of its Subsidiaries relating to a Government Contract. Neither the Company nor any of its Subsidiaries has any material liability for renegotiation of Government Contracts.

2.18 Export Control Laws. The Company and each Subsidiary is not required to obtain any export control licenses based upon the business of the Company as currently conducted and has conducted its respective business in accordance with the applicable provisions of applicable Legal Requirements relating to export control.

2.19 Security; Privacy.

(a) There are no pending or, to the Company’s knowledge, threatened Proceedings against the Company or any Subsidiary by any person or entity alleging a violation of such person’s or entity’s privacy, personal or confidentiality rights. To the knowledge of the Company, no investigation relating to the privacy or data security practices of the Company or any Subsidiary, is being conducted by any Governmental Entity.

(b) The Company and each Subsidiary has implemented and maintains a commercially reasonable security plan which complies with all applicable Legal Requirements and is designed to (i) identify internal and external risks to the security of the Confidential Information, including personally identifiable information maintained by the Company or any Subsidiary; (ii) implement, monitor and improve adequate and effective administrative, electronic and physical safeguards to control those risks; and (iii) maintain notification procedures in compliance with applicable Legal Requirements in the case of any breach of security compromising personally identifiable information. To the Company’s knowledge, neither the Company nor any Subsidiary has experienced any material breach of security or otherwise unauthorized access by third parties or the Company’s and its Subsidiaries’ employees, consultants or contractors, to the Confidential Information, including personally identifiable information in the Company’s possession, custody or control. The Company has provided or made available to Parent copies of all security policies and all audits of the security practices of the Company and each Subsidiary.

(c) The Company and each of its Subsidiaries is and has been in compliance with all federal, state, and local Legal Requirements with respect to protection of personally identifiable information of individuals and consumers including (i) all applicable provisions of the Gramm-Leach-Bliley Act (“GLBA”) and (ii) the regulations and interpretations prescribed thereunder by the applicable federal agency or state insurance authority (as described in section 505 of the GLBA (15 U.S.C. § 6805)) in accordance with the applicable requirements of title 5, United States Code, or comparable requirements of the applicable state law (collectively “GLBA Privacy Rules”), except where non-compliance, individually or on an aggregate basis, would not reasonably be expected, to create any material liability for Company. The Company and each of its Subsidiaries is and has been in compliance with all applicable Legal Requirements related to information security as well as the transfer, exchange, disclosure, sharing, use or storage of customer information, including the transfer of personally identifiable information across national borders, except where such non-compliance, individually or on an aggregate basis, would not reasonably be expected to create any material liability for the Company.

(d) The Company and each of its Subsidiaries is and has been in compliance with all federal, state, and local Legal Requirements with respect to any requirement that it have data privacy policies or data security policies in effect, including relating to data loss, theft and breach notification policies, except where such non-compliance, individually or on an aggregate basis, would not reasonably be expected to create any material liability for the Company.

(e) A copy of the data privacy and security policies, privacy statements and reasonably representative privacy agreements, including any such policies, statements or privacy agreements applicable to its customers, its customers’ customers, employees, and persons with whom it may interact electronically through a website or otherwise (the “Privacy Agreements”) of the Company and its Subsidiaries regarding the collection and use of personally identifiable information have been delivered to Parent. Neither the Company nor any of its Subsidiaries has collected, received or used any personally identifiable information in violation of an applicable Privacy Agreement, except for such violations which, individually or on an aggregate basis, would not reasonably be expected to create any material liability for the Company. The Company and each of its Subsidiaries has commercially reasonable security measures and safeguards in place which are designed to protect the personally identifiable information from access, from access, download or use by its personnel or third parties in a manner violative of applicable Legal Requirements or the applicable Privacy Agreement.

(f) None of the Company Products directly or indirectly install malicious code that is designed to compromise the privacy or data security of users of the products.

(g) Neither the Company nor any of its Subsidiaries has collected any personally identifiable information from any third parties that such party did not knowingly disclose, except as permitted by applicable Legal Requirements.

(h) To the Company’s knowledge, there are no contractual or legal constraints to which the Company and/or its Subsidiaries is a party or subject that, immediately after the Merger, would prevent the Company from obtaining, using or disclosing personally identifiable information to the same extent that the Company and/or any of its Subsidiaries had the right to obtain, use or disclose personally identifiable information immediately prior to such transaction.

(i) The Company and each of its Subsidiaries has in effect privacy agreements for relevant affiliate, supplier or other third party agreements involving the collection, use, storage and processing of personally identifiable information controlled by the Company or its Subsidiaries, as the case may be.

(j) Neither the Company nor any of its Subsidiaries uses or discloses to third parties any personally identifiable information of its customers or its customers’ customers except as permitted by applicable Legal Requirements and Privacy Agreements.

2.20 Delaware Section 203. Assuming the accuracy of Section 3.4, the Company Board has taken all actions necessary to provide that the restrictions applicable to business combinations contained in Section 203 of the DGCL are not, and will not be, applicable to the execution, delivery or performance of this Agreement or to the consummation of the Merger. Except for Section 203 of the DGCL, no state takeover statute or similar Legal Requirement applies or purports to apply to the Merger or this Agreement. The Company is not a party to, and the Company’s equity securities will not be affected by, any rights agreement, “poison pill” or similar plan, agreement or arrangement of the Company, which would materially and adversely effect the ability of Parent to consummate the Merger or the other transactions contemplated hereby.

2.21 Fairness Opinion. The Company Board has received an opinion from Merrill Lynch, Pierce, Fenner & Smith Incorporated, dated on or prior to the date of this Agreement, to the effect that, as of such date, subject to the assumptions, qualifications and limitations set forth therein, the Per-Share Cash Amount to be received by the holders of the Company’s Common Stock, other than Parent, Sub, any affiliates of Parent or Sub, or holders of Dissenting Shares, pursuant to the Merger is fair from a financial point of view to the holders of such shares (the “Fairness Opinion”). A copy of the Fairness Opinion will be delivered to Parent, for informational purposes only, promptly after the execution of this Agreement.

2.22 Information Supplied. The preliminary and definitive proxy statements to be filed by the Company with the SEC (collectively, the “Proxy Statement”) shall not, on each relevant filing date, on the date of mailing to the Company’s stockholders and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Stockholders Meeting which has become false or misleading. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information that was supplied by Parent or Sub that is contained in the Proxy Statement.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

Parent and Sub represent and warrant to the Company as follows:

3.1 Organization, Standing and Power. Each of Parent and Sub is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Each of Parent and Sub has the corporate power to own its properties and to conduct its business as now being conducted and is duly qualified to do business and is in good standing in each jurisdiction where the failure to be so qualified and in good standing, individually or in the aggregate with any such other failures, would not reasonably be expected to have a Material Adverse Effect on Parent. Each of Parent and Sub is not in violation of any of the provisions of its Certificate of Incorporation or Bylaws or equivalent organizational documents.

3.2 Authority; Noncontravention.

(a) Each of Parent and Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Sub. This Agreement has been duly executed and delivered by each of Parent and Sub and constitutes the valid and binding obligation of Parent and Sub, respectively, enforceable against Parent and Sub, respectively, in accordance with its terms, subject only to the effect, if any, of (i) applicable bankruptcy and other similar laws affecting the rights of creditors generally, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

(b) The execution and delivery of this Agreement by Parent and Sub do not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under, or require any consent, approval or waiver from any Person pursuant to, (i) any provision of the Certificate of Incorporation or Bylaws of Parent and Sub, in each case, as amended to date, (ii) subject to compliance with the requirements set forth in Section 3.2(c), any material Legal Requirements applicable to Parent or Sub or any of their respective material properties or assets, or (iii) any material Contract applicable to Parent or Sub or their respective properties or assets, other than, in the case of (ii) and (iii) above, such conflicts, violations, defaults, terminations, cancellations, accelerations, losses, consents, approvals or waivers, would not have a Material Adverse Effect on Parent.

(c) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, is required by or with respect to Parent or Sub in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of the Certificate of Merger, as provided in Section 1.4, (ii) such filings as may be required under the HSR Act and any applicable foreign Antitrust Laws (as such term is defined in Section 5.6(a)), and (iii) the filing of a registration statement on Form S-8 with the SEC after the Closing Date covering the shares of Parent Common Stock issuable pursuant to Company Options to be assumed by Parent.

3.3 No Prior Sub Operations. Sub was formed solely for the purpose of effecting the Merger and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby.

3.4 Stock Ownership. Neither Parent, nor any subsidiary of Parent, nor any affiliate or associate of Parent, beneficially owns more than 5% of the outstanding voting stock of the Company, as determined in accordance with the provisions of Section 203 of the DGCL. Neither Parent nor Sub, nor any of their affiliates or associates have been interested stockholders of the Company at any time within the three years prior to the date of this Agreement, as those terms are used in Section 203 of the DGCL.

3.5 Sufficient Funds. Parent will have available to it at the Effective Time sufficient funds to consummate the transactions contemplated hereby, including payment in full of all cash amounts contemplated by Article 1 of this Agreement.

3.6 Information Supplied. The information supplied by Parent for inclusion in the Proxy Statement shall not, on each relevant filing date, on the date of mailing to the Company’s stockholders and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Stockholders Meeting which has become false or misleading. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to any information supplied by the Company which is contained in the Proxy Statement.

ARTICLE 4

CONDUCT PRIOR TO THE EFFECTIVE TIME

4.1 Conduct of Business of the Company and Subsidiaries. Except (i) to the extent Parent shall otherwise consent in writing, (ii) as set forth in Section 4.1 of the Company Disclosure Letter or (iii) as expressly required by this Agreement, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement and the Effective Time, the Company shall, and shall cause each Subsidiary to:

(a) conduct its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and in material compliance with all applicable Legal Requirements;

(b) (i) pay all of its Debts and Taxes when due, subject to good faith disputes over such Debts or Taxes, (ii) pay or perform its other obligations when due subject to good faith disputes over such obligations, and (iii) use commercially reasonable efforts to preserve intact its present business organizations, keep available the services of its present officers and key employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, to the end that its goodwill and ongoing businesses shall be materially unimpaired at the Effective Time;

(c) assure that each of its Contracts entered into after the date of this Agreement will not require the procurement of any consent, waiver or novation or provide for any material change in the obligations of any party in connection with, or terminate as a result of the consummation of, the Merger, and shall give Parent notice after receiving written communication or, to the Company’s knowledge, oral communication to a current executive officer of the Company, that any other party to a Material Contract has or intends to terminate such Material Contracts;

(d) maintain each of its leased premises in accordance with the terms of the applicable lease in all material respects; and

(e) promptly notify and give Parent the opportunity to participate in the defense of any material litigation to which the Company is a party.

4.2 Restrictions on Conduct of Business of the Company and Subsidiaries. Except (i) to the extent Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), (ii) as set forth in Section 4.2 of the Company Disclosure Letter, (iii) as expressly required by this Agreement, without limiting the generality or effect of the provisions of Section 4.1, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement and the Effective Time, the Company shall not, and shall cause each Subsidiary not to, do, cause or permit any of the following:

(a) Charter Documents. Cause or permit any amendments to its Certificate of Incorporation or Bylaws or comparable governing documents;

(b) Dividends; Changes in Capital Stock. Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from employees, former employees, non-employee directors and consultants in accordance with agreements providing for the repurchase of shares at cost in connection with any termination of service or pursuant to elections made by employees, former employees, non-employee directors and consultants to sell or otherwise transfer shares of capital stock to the Company to satisfy withholding obligations, or adopt or enter into any “stockholder rights plan” or similar anti-takeover agreement or plan;

(c) Stock Option Plans, Etc. Except to the extent disclosed on Schedule 2.2(b), accelerate, amend or change the period of exercisability or vesting of any options or other rights granted as Company Options or under the Company Option Plans or the Company ESPP or the vesting of the securities purchased or purchasable under such options or other rights or the vesting schedule or repurchase rights applicable to any unvested securities issued under such stock plans or otherwise; amend or change any other terms of such options, rights or unvested securities; or authorize cash payments in exchange for any options or other rights granted under any of such plans or the securities purchased or purchasable under those options or rights or the unvested securities issued under such plans or otherwise;

(d) Material Contracts. Enter into any Contract that would constitute a Material Contract, or terminate, amend, or otherwise modify (including by entering into a new Contract or otherwise with respect to such Material Contract) or waive any of the terms of any of its Material Contracts, except that the Company may enter into non-exclusive agreements with customers and suppliers in the ordinary course of business consistent with past practices;

(e) Issuance of Securities. Issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any Company Voting Debt or any shares of its capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other Contracts of any character obligating it to issue any such shares or other convertible securities, other than (i) the issuance of shares of Company Common Stock pursuant to the exercise of Company Options or other rights (including warrants) outstanding on the date of this Agreement, (ii) the issuance of Shares of Company Common Stock issuable to participants in the Company ESPP, and (iii) grants of Company Options to purchase no more than an aggregate of 60,000 shares of Company Common Stock to new hires permitted under Section 4.2(f) in the ordinary course of business consistent with past practices (and in each case to purchase a number of shares consistent with the Company’s past practices for new hires for comparable positions), all of which options shall be non-qualified stock options under the Code, have a term of ten years and an exercise price equal to the fair market value of the Company Common Stock on the date of grant and shall vest over a four-year period with 25% vesting on the first anniversary of the date of grant, with the balance vesting ratably monthly over the next three years, and none of which shall provide for acceleration upon any event;

(f) Employees; Consultants; Independent Contractors. Hire any employees at the vice-president level or above (or performing the functions typically performed by an employee at such level), or enter into, amend or extend the term of, any employment or consulting agreement with any officer, employee, consultant or independent contractor (except that the Company may enter into offer letters with new employees using the Company’s standard, unmodified form of offer letter which provides for at-will employment and which does not provide for severance, acceleration or post-termination benefits and the Company may enter into consultant or contractor agreements in the ordinary course of business consistent with past practice), or enter into any collective bargaining agreement (unless required by applicable Legal Requirements);

(g) Loans and Investments. Make any loans or advances (other than routine advances and sales commission draws to employees of the Company or any Subsidiary consistent with past practice) to, or any investments in or capital contributions to, any Person (including any officer, director or employee of the Company), or forgive or discharge in whole or in part any outstanding loans or advances; or otherwise modify any loan previously granted;

(h) Intellectual Property. Transfer or license to any Person any rights to any Intellectual Property or transfer or license from any Person any Third Party Intellectual Property Rights other than non-exclusive licenses in the ordinary course of business consistent with past practice, or transfer or provide a copy of any source code of the Company to any Person (including any current or former employee or consultant of the Company or any contractor or commercial partner of the Company outside the United States);

(i) Exclusive Rights and Most Favored Party Provisions. Enter into or amend any agreement (A) pursuant to which any other party is granted exclusive rights or “most favored party” rights with respect to any of the Company’s or any Subsidiary’s products, technology, Company-Owned IP Rights or business, (B) containing any non-competition covenants or other material restrictions relating to the Company, any Subsidiary or Parent’s business activities, or (C) pursuant to which any other party is granted, as a result of the consummation of the Merger, the right to license any Company-Owned IP Rights;

(j) Dispositions. Sell, lease, license or otherwise dispose of or encumber any of its material properties or assets, other than non-exclusive licenses of products in the ordinary course of business consistent with past practice and dispositions of immaterial equipment no longer used in the Company’s or any Subsidiary’s business;

(k) Indebtedness. Incur any Debt, guarantee any such Debt or issue or sell any Debt securities or guarantee any Debt securities of others, enter into any “keep well” or other Contract to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing;

(l) Leases. Enter into any lease involving payments of in excess of $100,000 per annum;

(m) Payment of Obligations. Pay, discharge or satisfy, in an amount in excess of $100,000 in any one case or $500,000 in the aggregate, any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) arising otherwise than in the ordinary course of business pursuant to Contracts made available to Parent, other than the payment, discharge or satisfaction of liabilities reflected or reserved against in the Financial Statements;

(n) Capital Expenditures. Make capital expenditures, capital additions or capital improvements (i) in excess of $16 million in the aggregate, or (ii) that are not in the ordinary course of business of the Company;

(o) Insurance. Change the amount or scope of any insurance coverage other than in the ordinary course of business consistent with past practice;

(p) Termination or Waiver. Terminate or waive any right of substantial value;

(q) Employee Benefit Plans; Pay Increases. Adopt or amend any employee or compensation benefit plan, including any stock purchase, stock issuance or stock option plan, or amend any compensation, benefit, entitlement, grant or award provided or made under any such plan, except in each case as required under ERISA or as necessary under the Code or other applicable Legal Requirements, pay any special bonus or special remuneration to any employee or any non-employee director, or increase the salaries or wage rates of its employees (except that the Company may provide routine salary increases of not more than 5% to employees in the ordinary course of business and in accordance with past practices in connection with the Company’s customary employee review process);

(r) Severance Arrangements. Grant or pay, or enter into any agreement or arrangement providing for the granting of any severance or termination pay, or the acceleration of vesting or other benefits, to any Person, except payments made, or the acceleration of vesting or other benefits provided for, pursuant to written agreements or plans outstanding on the date of this Agreement which are listed on Schedule 4.2(r) to the Company Disclosure Letter;

(s) Lawsuits; Settlements. (i) Commence a lawsuit other than (A) for the routine collection of accounts receivable, (B) in such cases where it in good faith determines that failure to commence suit would result in the material impairment of a valuable aspect of its business (provided that it consults with Parent prior to the filing of such a suit), or (C) against Parent or any subsidiary of Parent, or (ii) release, settle or agree to settle any pending or threatened lawsuit or other dispute (A) in a manner that would be material to the Company or have a material impact on the Company’s business, (B) against any officers or directors of the Company relating to their fiduciary duties whether or not material to the Company, or (C) with respect to all matters not addressed in clauses (ii)(A) or (ii)(B) above, without first consulting with Parent;

(t) Acquisitions. (i) Acquire any equity interest or other material interest in any Person, (ii) merge or consolidate with, or purchase a substantial portion of the assets of, or by any other manner acquire, any business or any corporation, partnership, association or other business organization or division thereof, (iii) otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to its and its Subsidiaries’ business, or (iv) other than in the ordinary course of business consistent with past practice, enter into any Contract with respect to a joint venture, strategic alliance or partnership;

(u) Taxes. Make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, file any Tax Return or any amendment to a Tax Return, enter into any Tax sharing or similar agreement or closing agreement, settle any claim or assessment in respect of Taxes, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes, enter into intercompany transactions giving rise to deferred gain or loss of any kind or take any other similar action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action would have the effect of increasing the Tax liability of the Company or any of its Subsidiaries for any period ending after the Effective Time or decreasing any Tax attribute of the Company or any of its Subsidiaries existing as of the Effective Time;

(v) Accounting. Change accounting methods or revalue any of its material assets (including writing down the value of inventory or writing off notes or accounts receivable, taking or making an impairment charge on or against any assets, in each case otherwise than in the ordinary course of business), except in each case as required by changes in GAAP after notice to Parent;

(w) Company SEC Reports. Fail to timely file any Company SEC Reports required by the Exchange Act and the rules thereunder to be filed between the date of this Agreement and the Closing Date, provided that the failure to have filed any such Company SEC Report that contains the Company’s financial statements within the extended period permitted by Rule 12b-25 under the Exchange Act shall constitute a material breach of this Section 4.2 and shall result in the condition to Closing set forth in Section 6.3(b) not having been satisfied;

(x) Real Property. Enter into any agreement for the purchase, sale, disposition or lease of any real property;

(y) Encumbrances. Place or allow the creation of any Encumbrance on any of its properties, other than statutory liens for unpaid Taxes not yet due and payable which are incurred in the ordinary course of business consistent with past practice;

(z) Warranties. Materially change the manner in which it extends warranties or credits to customers;

(aa) Interested Party Transactions. Enter into any Contract or transaction in which any officer, director, employee, agent or stockholder of the Company (or any member of their families) has an interest under circumstances that, if entered immediately prior to the date of this Agreement, would require that such Contract be listed on Schedule 2.17 to the Company Disclosure Letter; and

(bb) Other. Take or agree in writing or otherwise to take, any of the actions described in clauses (a) through (aa) in this Section 4.2, or any action which would reasonably be expected to prevent the Company from performing or cause the Company not to perform one or more covenants required hereunder to be performed by the Company.

ARTICLE 5

ADDITIONAL AGREEMENTS

5.1 Proxy Statement.

(a) As promptly as practicable after the date of this Agreement, the Company shall prepare, and file with the SEC, preliminary proxy materials relating to the Company Stockholder Approval. Parent agrees to provide the Company with such cooperation in connection with the preparation of the proxy materials as may be reasonably requested by the Company. At the earliest practicable time following the later of (i) receipt and resolution of SEC comments thereon, or (ii) the expiration of the 10-day waiting period provided in Rule 14a-6(a) promulgated under the Exchange Act, the Company shall file definitive proxy materials with the SEC and cause the Proxy Statement to be mailed to its stockholders. The Company will cause all documents that it is responsible for filing with the SEC or other regulatory authorities in connection with the Merger to (i) comply as to form in all material respects with all applicable SEC requirements, and (ii) otherwise comply in all material respects with all applicable requirements of law and the rules and regulations promulgated thereunder. Prior to filing the preliminary proxy materials, definitive proxy materials or any other filing with the SEC or any other Governmental Entity, the Company shall provide Parent (which term shall in all instances in this Section 5.1 also include Parent’s counsel) with reasonable opportunity to review and comment on each such filing in advance and the Company shall consider and act in good faith with respect to the incorporation of any changes in such filings reasonably proposed by Parent.

(b) The Company will notify Parent promptly of the receipt of any comments from the SEC or its staff (or of notice of the SEC’s intent to review the Proxy Statement) and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Proxy Statement or any other filing or for additional/supplemental information, and will supply Parent with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Proxy Statement or other filing. The Company shall consult with Parent prior to responding to any comments or inquiries by the SEC or any other Governmental Entity with respect to any filings related to (or necessary or appropriate to facilitate) the Merger and shall provide Parent with reasonable opportunity to review and comment on any such written response in advance and shall consider and act in good faith with respect to the incorporation of any changes in such filings reasonably proposed by Parent. Whenever any event occurs that is required to be set forth in an amendment or supplement to the Proxy Statement or any other filing, the Company shall promptly inform Parent of such occurrence, provide Parent with reasonable opportunity to review and comment on any such amendment or supplement in advance, and shall cooperate in filing with the SEC or its staff or any other government officials, and/or mailing to the stockholders of the Company, such amendment or supplement.

(c) If at any time prior to the Effective Time any event relating to the Company or any of its Affiliates, officers or directors should be discovered by the Company which is required to be set forth in a supplement to the Proxy Statement, the Company shall promptly inform Parent. If at any time prior to the Effective Time any event relating to Parent, Sub or any of their Affiliates, officers or directors should be discovered by Parent which is required to be set forth in a supplement to the Proxy Statement, Parent shall promptly inform the Company.

5.2 Meeting of Stockholders; Board Recommendation.

(a) Meeting of Stockholders. The Company shall, as promptly as practicable after the later of (i) receipt and resolution of SEC comments thereon, or (ii) the expiration of the 10-day waiting period provided in Rule 14a-6(a) promulgated under the Exchange Act, establish a record date (which date will be as promptly as reasonably practicable following the date of this Agreement) for, duly call, give notice of, convene and hold, the Company Stockholders Meeting for the purpose of obtaining the Company Stockholders Approval. Subject to Section 5.3(d), the Company will use its commercially reasonable efforts to solicit from its stockholders proxies in favor of the Company Stockholders Approval and will use its commercially reasonable efforts to take all other action necessary or advisable to obtain such approvals and to secure the vote or consent of its stockholders required by and in compliance with the rules of Nasdaq, the DGCL and its Certificate of Incorporation and Bylaws. The Company (i) shall consult with Parent regarding the date of the Company Stockholder Meeting, and (ii) shall not postpone or adjourn the Company Stockholder Meeting without the prior written consent of Parent; provided, however, that the Company may without Parent’s consent adjourn or postpone the Company Stockholders Meeting to the extent necessary to ensure that any necessary (which determination shall not be made before consulting with Parent) supplement or amendment to the Proxy Statement is provided to the Company’s stockholders in advance of a vote on the Merger and this Agreement or, if as of the time for which the Company Stockholders Meeting is originally scheduled there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholders Meeting.

(b) Board Recommendation. Subject to Section 5.3(d): (i) the disinterested members of the Company Board shall unanimously recommend that the Company’s stockholders vote in favor of the Company Stockholder Approval at the Company Stockholders Meeting; (ii) the Proxy Statement shall include a statement to the effect that the disinterested members of the Company Board have unanimously recommended that the Company’s stockholders vote in favor of the Company Stockholder Approval at the Company Stockholders Meeting; and (iii) neither the Company Board nor any committee thereof shall withhold, withdraw, amend or modify, or propose or resolve to withhold, withdraw or modify in a manner adverse to Parent, the recommendation of the Company Board that the Company’s stockholders vote in favor of the Company Stockholder Approval.

(c) Continuing Obligation. Until the termination of this Agreement in accordance with its terms, the Company’s obligation to call, give notice or convene and hold the Company Stockholders Meeting in accordance with this Section 5.2 shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission to the Company of any Acquisition Proposal, or Superior Offer, or by any withholding, withdrawal or modification of the recommendation of the Company Board in favor of the Company Stockholder Approval.

5.3 No Solicitation; Acquisition Proposals.

(a) No Solicitation Generally. Except as specifically permitted by Sections 5.3(c) and 5.3(d), from and after the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement pursuant to Article 7, the Company and its Subsidiaries will not, nor will they authorize or permit any of their respective officers, directors, Affiliates or employees or any investment banker, attorney or other advisor or representative retained by any of them (all of the foregoing collectively being the “Company Representatives”) to, directly or indirectly, (i) solicit, initiate, seek, knowingly encourage, knowingly facilitate or induce the making, submission or announcement of any inquiry, expression of interest, proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (ii) enter into, participate in or continue any communications (except solely to provide written notice as to the existence of these provisions) or negotiations with third parties regarding, or deliver or make available to any Person (other than Company Representatives) any non-public information with respect to any inquiry, expression of interest, proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (iii) agree to, accept, approve (or publicly propose or announce any intention or desire to agree to, accept, approve, endorse or recommend) any Acquisition Proposal or adopt a board resolution to (1) do any of the foregoing or (2) endorse or recommend any Acquisition Proposal, (iv) enter into any letter of intent, understanding or Contract contemplating or otherwise relating to any Acquisition Proposal, (v) submit any Acquisition Proposal to the vote of any securityholders of the Company or any Subsidiary, (vi) withhold, withdraw or modify (or publicly propose or announce any intention or desire to withhold, withdraw or modify), in a manner adverse to Parent, the approval of the Company Board of the Merger, this Agreement and/or any of the transactions contemplated hereby, (vii) grant any waiver or release under any standstill or similar agreement with respect to the Company or the Subsidiaries, or any class of equity securities of the Company or the Subsidiaries, or (viii) take any action or position that is inconsistent with, or withdraw or modify (or publicly propose or announce any intention or desire to withdraw or modify), in a manner adverse to Parent, any determination or recommendation referred to in Section 5.2, other than as expressly permitted under Section 7.1(h). The Company and its Subsidiaries will immediately cease any and all existing activities, discussions or negotiations with any Persons conducted prior to or on the date of this Agreement with respect to any Acquisition Proposal and request the prompt return or destruction of all confidential information previously furnished to any Person with which the Company has engaged in any such activities within the 12-month period preceding the date of this Agreement, and shall not, nor permit any Subsidiary to, waive any rights under any standstill, confidentiality or similar agreements entered into by such Person. If any Company Representative in his or her capacity as such, takes any action that the Company is obligated pursuant to this Section 5.3 not to authorize or permit such Company Representative to take, then the Company shall be deemed for all purposes of this Agreement to have breached this Section 5.3.

“Acquisition Proposal” shall mean, with respect to the Company, any agreement, offer, proposal or indication of interest (other than this Agreement, the Merger or any other offer, proposal or indication of interest by Parent), or any public announcement of any intention to enter into any such agreement or of (or intention to make) any offer, proposal or indication of interest, relating to, or involving: (A) the purchase from the Company or any of its Subsidiaries or any acquisition by any Person or Group of more than a 15% interest in the total outstanding voting securities of the Company or any of its Subsidiaries or any tender offer or exchange offer that if consummated would result in any Person or Group beneficially owning 15% or more of the total outstanding voting securities of the Company or any of its Subsidiaries, or any merger, consolidation, business combination or similar transaction involving the Company or any of its Subsidiaries; (B) any sale, lease, exchange, transfer, license (other than in the ordinary course of business), acquisition, or disposition of 15% or more of the consolidated assets of the Company and its Subsidiaries in any single transaction or series of related transactions; or (C) any liquidation or dissolution of the Company or any of its Subsidiaries, or any extraordinary dividend, whether of cash or other property.

(b) Notice. The Company as promptly as practicable after the Company’s receipt thereof (but in no event more than one Business Day after receipt) shall advise Parent orally and in writing of (i) an Acquisition Proposal, (ii) any inquiry, expression of interest, proposal, or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (iii) any other communication received by the Company or any Company Representatives that any Person is considering making an Acquisition Proposal, or (iv) any request for non-public information which could reasonably be expected to lead to an Acquisition Proposal, as well as, in the event of any of (i)-(iv) above, the material terms and conditions of such Acquisition Proposal, inquiry, expression of interest, proposal, offer, notice or request, and the identity of the Person or Group making any such Acquisition Proposal, inquiry, expression of interest, proposal, offer, notice or request. The Company will keep Parent informed as promptly as practicable (but in no event more than one Business Day after receipt) of the status and terms (including, within one Business Day after receipt, of any amendments, modifications or proposed amendments or modifications) of any such Acquisition Proposal, inquiry, expression of interest, proposal, offer, notice or request, and provide to Parent as promptly as practicable (but in no event more than one Business Day after receipt) a copy of all written and other materials and information provided to the Company in connection with any such Acquisition Proposal, inquiry, expression of interest, proposal, offer, notice or request. The Company shall provide Parent with at least 48 hours prior notice (or such lesser prior notice as provided to the members of the Company Board but in no event less than 24 hours) of any meeting of the Company Board at which the Company Board is reasonably expected to discuss any Acquisition Proposal, including to determine whether such Acquisition Proposal is a Superior Offer.

(c) Superior Offers. In the event that any Person submits to the Company (and does not withdraw) a written, bona fide Acquisition Proposal not solicited in violation of Section 5.3(a) that the Company Board reasonably concludes in good faith (after consulting with its outside legal counsel and a financial advisor of national standing) is, or is reasonably likely to become, a Superior Offer, then notwithstanding Section 5.3(a), the Company may, so long as the Company Stockholder Approval has not yet been obtained, (i) enter into discussions and negotiations with such Person and its representatives regarding such Acquisition Proposal, and (ii) deliver or make available to such Person nonpublic information regarding the Company and its Subsidiaries, provided, in every case, that the Company, its Subsidiaries and the Company Representatives comply with each of the following: (A) neither the Company, any of its Subsidiaries nor any Company Representative shall have violated any of the restrictions set forth in this Section 5.3 with respect to such Acquisition Proposal or the Person making such Acquisition Proposal or any of the representatives of such Person making such Acquisition Proposal, (B) the Company Board first shall have concluded in good faith, after consultation with its outside counsel, that such action is required in order for the Company Board to comply with its fiduciary obligations to the Company’s stockholders under applicable Legal Requirements, (C) the Company first shall have provided Parent with written notice of the identity of such Person and all of the material terms and conditions of such Acquisition Proposal and of the Company’s intention to take such actions, (D) the Company first shall have received from such Person an executed confidentiality agreement containing terms at least as restrictive with regard to the Company’s confidential information as the Confidentiality Agreement, which confidentiality agreement shall not include any provision for any exclusive right to negotiate with such Person or having the actual or purported effect of restricting the Company from fulfilling its obligations under this Agreement and shall require such Person to agree to customary non-solicitation and standstill provisions covering at least 12 months from execution of such confidentiality agreement, (E) the Company first shall have given Parent at least 48 hours advance notice of the meeting of the Company Board at which such action shall be considered (which notice period may run concurrently with the 48-hour notice period referred to in Section 5.3(b)), (F) the Company first shall have given Parent advance written notice of its intent to take the actions specified in clauses (i) and (ii) in this Section 5.3(c), specifying what actions it intends to take, and (G) prior to or contemporaneously with delivering or making available any such nonpublic information to such Person, the Company shall deliver such nonpublic information to Parent (to the extent such nonpublic information has not been previously delivered by the Company to Parent).

“Superior Offer” shall mean, with respect to the Company, a bona fide written Acquisition Proposal not solicited in violation of Section 5.3(a) (with the percentages in clause (A) of such definition changed from 15% to 90% and the words “15% or more” in clause (B) changed to “substantially all” solely for the purposes of the definition of Acquisition Proposal as used in this definition of Superior Offer) made by any Person on terms that the Company Board has in its good faith judgment concluded (following consultation with its outside legal counsel and its financial advisor), taking into account, among other things, all legal, financial, regulatory and other aspects of the offer, including conditions to consummation of the offer and the likelihood and anticipated timing of consummation, and the Person making the offer (which offer cannot include as a condition to consummation the requirement that the third party have obtained financing), to be more favorable to the Company’s stockholders (in their capacities as stockholders) than the terms of the Merger.

(d) Changes of Recommendation. Nothing in this Agreement shall prevent the Company Board from withholding, withdrawing or modifying its recommendation to the Company’s stockholders in favor of the Company Stockholder Approval if:

(i) the Company Stockholder Approval has not yet been obtained;

(ii) the Company shall have provided to Parent reasonably prompt notice at least 24 hours before any meeting of the Company Board at which the Company Board will consider the possibility of withdrawing its recommendation to the Company’s stockholders in favor of the Company Stockholder Approval, or modifying such recommendation in a manner adverse to Parent, together with reasonably detailed information regarding the circumstances giving rise to the consideration of such possibility;

(iii) a Superior Offer is made to the Company and is not withdrawn;

(iv) the Company shall have promptly provided written notice to Parent (a “Notice of Superior Offer”) advising Parent that the Company has received a Superior Offer, specifying all of the material terms and conditions of such Superior Offer and identifying the person or entity making such Superior Offer;

(v) the Company shall have provided to Parent, together with or prior to the Notice of Superior Offer, a copy of all written materials delivered to the Person or Group making the Superior Offer and made available to Parent all other materials and information made available to the Person or Group making the Superior Offer together with a complete list identifying all such materials and information;

(vi) Parent shall not have, within four Business Days of Parent’s receipt of the Notice of Superior Offer, made an offer that the Company Board concludes in its good faith judgment (after consultation with a financial advisor of national standing) to be at least as favorable to the Company’s stockholders as such Superior Offer (it being agreed that (A) the Company Board shall convene a meeting to consider any such offer by Parent promptly following the receipt thereof, (B) that the Company Board will not withhold, withdraw or modify its recommendation to the Company’s stockholders in favor of the Company Stockholder Approval for four Business Days after receipt by Parent of the Notice of Superior Offer, and (C) any change to the financial or other material terms of such

Superior Offer shall require a new Notice of Superior Offer to Parent and a new four Business Day period under this clause (vi)); and

(vii) the Company Board has concluded in its good faith judgment, after consultation with its outside counsel, that, in light of such Superior Offer and any offer made by Parent pursuant to Section 5.3(d)(vi), the Company Board is required to withhold, withdraw, or modify such recommendation in order to comply with its fiduciary obligations to the Company’s stockholders under applicable Legal Requirements.

(e) Compliance with Tender Offer Rules. Nothing contained in this Agreement shall prohibit the Company or the Company Board from taking and disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a) or Item 1012(a) of Regulation M-A, promulgated under the Exchange Act; provided, however, that the Company Board shall not recommend that Company stockholders tender shares of Company capital stock in connection with any tender or exchange offer, or withhold, withdraw or modify its recommendation to the Company’s stockholders in favor of the Company Stockholder Approval unless permitted to do so pursuant to Section 5.3(d).

5.4 Access to Information.

(a) During the period commencing on the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, (i) the Company shall afford Parent and its accountants, investment bankers, counsel and other representatives, and Parent’s financing sources, reasonable access during business hours to the extent reasonably available to (A) all of the Company’s and each Subsidiary’s properties, books, Contracts and records, and (B) all other information concerning the business, results of operations, product development efforts, properties (tangible and intangible, including Intellectual Property) and personnel of the Company or any Subsidiary as Parent may reasonably request, and (ii) the Company shall, promptly upon request, provide to Parent and its accountants, investment bankers, counsel and other representatives, and Parent’s financing sources, true, correct and complete copies of the Company’s and each Subsidiary’s (A) internal financial statements and documentation regarding internal controls, (B) Tax Returns, Tax elections and all other records and workpapers relating to Taxes, (C) a schedule of any deferred intercompany gain with respect to transactions to which the Company or any Subsidiary has been a party, and (D) receipts for any Taxes paid to foreign Tax Authorities, provided, however, that the Company may restrict the foregoing access to the extent that any Legal Requirement applicable to the Company or a Subsidiary requires that such party restrict or prohibit access to any such properties or information and the Company shall not be required to permit access, or to deliver or make available to Parent any information that would result in the disclosure of information protected by the attorney-client privilege or the attorney work product doctrine (provided that, with respect to information that does not pertain or relate to Parent, Sub, this Agreement or the transactions contemplated by this Agreement, the Company shall enter into any customary joint defense or similar agreements with respect thereto and upon entering into such agreements, the Company shall be required to disclose such information that was previously protected by the attorney-client privilege or attorney work product doctrine).

(b) Subject to compliance with applicable Legal Requirements, from the date of this Agreement until the earlier of the termination of this Agreement and the Effective Time, the Company shall notify Parent of, and confer from time to time as requested by Parent with one or more representatives of Parent to discuss, any material changes or developments in the operational matters of the Company and each Subsidiary and the general status of the ongoing operations of the Company and each Subsidiary.

(c) No information or knowledge obtained in any investigation pursuant to this Section 5.4 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties hereto to consummate the Merger.

5.5 Confidentiality; Public Disclosure.

(a) The parties hereto acknowledge that Parent and the Company have previously executed an amended and restated Confidentiality Agreement dated November 13, 2006 (as may be amended from time to time, the “Confidentiality Agreement”), which shall continue in full force and effect in accordance with its terms.

(b) Parent and the Company have agreed to the text of the press release announcing the signing of this Agreement and the transactions contemplated hereby. The Company shall consult with Parent before issuing or making, and shall provide and shall not issue, any such press release or make any such public statement relating to the Merger or the transactions contemplated hereby without the prior written consent of Parent; provided that the Company may, without obtaining the prior consent of Parent, issue such press release or make such public statements as such party determines in good faith, following consultation with legal counsel, may be required by applicable Legal Requirements or the rules and regulations of Nasdaq, as applicable, if Company has used all reasonable efforts to consult and discuss in good faith with Parent the form and content thereof prior to its release and has acted in good faith with respect to the incorporation of any reasonable changes which are suggested by Parent prior to releasing or making such press release or public statement. The Company shall cause its employees, officers and directors to comply with this Section 5.5. Parent shall consult in good faith with the Company on its communications with customers, suppliers and employees regarding the Merger.

5.6 Regulatory Approvals.

(a) Each of Parent and the Company shall promptly after the execution of this Agreement apply for or otherwise seek, and use its commercially reasonable efforts to obtain, all consents and approvals required to be obtained by it for the consummation of the Merger. Without limiting the generality or effect of the foregoing, each of Parent and the Company shall, as soon as practicable, make any initial filings required under the HSR Act, any other additional filings required by the HSR Act, and any other applicable federal, state or foreign antitrust or competition laws, statutes, rules, regulations, orders or decrees (collectively, “Antitrust Laws”). The parties hereto shall consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made by or on behalf of any party hereto in connection with proceedings under or relating to the HSR Act or any foreign or other Antitrust Law; provided, that with respect to any such analyses, appearances, presentations, memoranda, briefs, arguments, opinions or proposals, each of Parent and the Company need not supply the other (or its counsel) with copies (or in case of oral presentations, a summary) to the extent that any Legal Requirement, treaty, rule or regulation of any Governmental Entity applicable to such party requires such party or its subsidiaries to restrict or prohibit access to any such properties or information.

(b) Each party will notify the other promptly upon the receipt of: (i) any comments from any officials of any Governmental Entity in connection with any filings made pursuant hereto, and (ii) any request by any officials of any Governmental Entity for amendments or supplements to any filings made pursuant to, or information provided to comply in all material respects with, any Legal Requirements. Whenever any event occurs that is required to be set forth in an amendment or supplement to any filing made pursuant to Section 5.6(a), each party will promptly inform the other of such occurrence and cooperate in filing with the applicable Governmental Entity such amendment or supplement.

(c) Each of Parent and the Company shall use its commercially reasonable efforts to resolve such objections, if any, as may be asserted by any Governmental Entity with respect to the transactions contemplated by this Agreement under any applicable Antitrust Laws. Each of Parent and the Company shall use commercially reasonable efforts to take such action as may be required to cause the expiration of the notice periods under the HSR Act or other Antitrust Laws with respect to such transactions as promptly as possible after the execution of this Agreement. Parent and the Company shall take any and all of the following actions to the extent necessary to obtain the approval of any Governmental Entity with jurisdiction over the enforcement of any applicable laws regarding the transactions contemplated hereby: (i) entering into negotiations; (ii) providing information required by law or governmental regulation; and (iii) substantially complying with any “second request” for information pursuant to the Antitrust Laws.

(d) Notwithstanding anything in this Agreement to the contrary, if any administrative or judicial action or proceeding is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Antitrust Law, it is expressly understood and agreed that: (i) Parent and the Company shall not have any obligation to litigate or contest any administrative or judicial action or proceeding or any Judgment, whether temporary, preliminary or permanent; and (ii) Parent shall be under no obligation to make proposals, execute or carry out agreements or submit to orders providing for a Divestiture.

“Divestiture” shall mean (1) the sale, license or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets or categories of assets of Parent or the Company or any of their respective Affiliates, (2) the imposition of any limitation or restriction on the ability of Parent or any of its Affiliates to freely conduct their business or the business of the Company or its Affiliates or own such assets, or (3) the holding separate of the shares of Company Common Stock or any limitation or regulation on the ability of Parent or any of its Affiliates to exercise full rights of ownership of the shares of Company Common Stock.

(e) Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 5.6 shall limit a party’s right to terminate this Agreement pursuant to Section 7.1(b) so long as such party has until such date complied in all material respects with its obligations under this Section 5.6.

5.7 Reasonable Efforts. Subject to the limitations set forth in Sections 5.3 and 5.6(d), each of the parties hereto agrees to use commercially reasonable efforts, and to cooperate with each other party hereto, to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, appropriate or desirable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated hereby, including (a) taking all reasonable actions necessary to satisfy the respective conditions set forth in Article 6, and (b) executing and delivering such other instruments and doing and performing such other acts and things as may be necessary or reasonably desirable to effect completely the consummation of the Merger and the other transactions contemplated hereby.

5.8 Third Party Consents; Notices. The Company shall use commercially reasonable efforts to obtain prior to the Closing, and deliver to Parent at or prior to the Closing, all consents, waivers and approvals under each Contract listed or described on Schedule 2.3(b) or Schedule 2.3(c) of the Company Disclosure Schedule (and any Contract entered into after the date of this Agreement that would have been required to be listed or described on such Schedule 2.3(b) or Schedule 2.3(c) if entered into prior to the date of this Agreement), using a form reasonably acceptable to Parent; provided, that the Company shall use best efforts to obtain prior to the Closing, and deliver to Parent at or prior to the Closing, the consent from the third party to the Contract described on Schedule 5.8 hereto to the Merger, using a form reasonably acceptable to Parent. The Company shall use commercially reasonable efforts to terminate prior to the Closing, and deliver evidence of such termination to Parent at or prior to the Closing, all of the Contracts listed or described on Schedule 5.8.

5.9 Notice of Certain Matters.

(a) Each party will notify the other party in writing promptly after learning of: (i) any notice or other communication from any Person alleging that the consent of such person is or may be required in connection with the Merger; (ii) any notice or other communication from any Governmental Entity relating to the Merger; (iii) any change, occurrence or event which, individually or in the aggregate with any other changes, occurrences and events, is reasonably likely to cause any of the conditions to closing set forth in Article 6 not to be satisfied; or (iv) any event that occurs after the date of this Agreement, that had it occurred prior to the date of this Agreement, would have constituted an exception to any representation made by such party set forth in Article 2 or Article 3 of this Agreement, as applicable. Each party shall give prompt notice to the other party of any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate, or any failure of such party to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties herein or affect the satisfaction or non-satisfaction of any conditions to the obligations of the parties under this Agreement or otherwise limit or affect the remedies available hereunder to the other party.

(b) The Company will notify Parent in writing promptly after learning of: (i) any change, occurrence or event not in the ordinary course of its or any Subsidiary’s business, (ii) any change, occurrence or event which, individually or in the aggregate with any other changes, occurrences and events, could reasonably be expected to have a Material Adverse Effect on the Company, (iii) any claim, or any verbal or written inquiry by any Taxing Authority, regarding Taxes payable by the Company or any Subsidiary, (iv) any Proceeding by or before any Governmental Entity or arbitrator initiated by or against it or any of its Subsidiaries, or known by the Company or any Subsidiary to be threatened against Company or any of its Subsidiaries or any of their respective directors, officers, employees or stockholders in their capacity as such, or of any verbal or written correspondence from any Person asserting or implying a claim against the Company or with respect to any of its assets or properties (including Intellectual Property) that is, or is reasonably likely to be, material to the Company; or (v) any claim, or any verbal or written inquiry by any Taxing Authority, regarding Taxes payable by the Company or any Subsidiary.

5.10 Employees.

(a) The Company shall cooperate with Parent and assist Parent in its efforts to obtain written consents, waivers or other agreements from Company and Subsidiary employees with respect to the amendment or termination of Company Employee Plans, or the adoption of new arrangements with such employees, prior to the Closing.

(b) Parent shall, and shall cause its subsidiaries to, provide each employee of the Company or any Subsidiary who continues employment with the Parent or any subsidiary of Parent following the Effective Time (“Continuing Employees”) with full credit only for eligibility and vesting purposes under the applicable employee benefit plans of Parent (excluding any Parent equity compensation plan), to the extent permitted by such plans, for pre-Closing (i) service with the Company and any Subsidiary, and (ii) service credited under the comparable Company Plans as of the Effective Time for employment other than with the Company or any Subsidiary, provided that such credit shall not result in duplication of benefits. Notwithstanding anything in this Agreement to the contrary, any benefits payable to any Continuing Employees under any of Parent’s plans shall be offset by any similar benefits payable under comparable Company Employee Plans to the extent such benefits are attributable to service with the Company and Subsidiaries prior to the Effective Time, provided, that such credit shall not result in duplication of benefits. Each Continuing Employee’s accrued vacation and sick leave balances will be carried over from the Company (or any Subsidiary) to Parent with respect to a maximum of ten (10) days of accrued vacation and five (5) days of accrued sick leave for each Continuing Employee, and any balances in excess of the foregoing shall be paid to such employees by the Company prior to the Effective Time (“Paid-out Accrued Leave”). With respect to any employee benefit plan maintained by Parent and its subsidiaries in which Continuing Employees are eligible to participate after the Effective Time, Parent shall, and shall cause its subsidiaries to waive any limitation as to preexisting conditions and exclusion with respect to participation and coverage requirement applicable to such employees to the extent such conditions and exclusions were satisfied or did not apply to such employees under the employee benefit plans of the Company and its Subsidiaries prior to the Effective Time.

(c) Following the Closing, Parent shall either: (i) continue to maintain the employee welfare benefit plans of the Company for the benefit of Continuing Employees on substantially similar terms in the aggregate as in effect immediately prior to the Closing Date, (ii) arrange for the Continuing Employees to participate in any similar Parent employee welfare benefit plans on terms not less favorable, in the aggregate, than those offered to similarly situated employees of Parent, or (iii) a combination of clauses (i) and (ii).

5.11 Assumption of Options and Certain Other Matters.

(a) At the Effective Time, each Company Option that is unexpired, unexercised and outstanding under the Company Option Plans immediately prior to the Effective Time, whether vested or unvested, shall be assumed and converted into an option to purchase Parent Common Stock, excluding Non-Employee Director Options. Each Company Option so assumed and converted shall have, and be subject to, the same terms and conditions (including, if applicable, the terms and conditions set forth in the Company Option Plans and the applicable stock option agreement) as are in effect immediately prior to the Effective Time with respect to the corresponding Company Option, except that (i) such assumed and converted option shall be exercisable for that number of whole shares of Parent Common Stock equal to the product (rounded down to the next whole number of shares of Parent Common Stock) of the number of shares of Company Common Stock that were issuable upon exercise of such Company Option immediately prior to the Effective Time and the Option Exchange Ratio, (ii) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such assumed and converted option shall be equal to the quotient (rounded up to the next whole cent) obtained by dividing the exercise price per share of Company Common Stock at which such Company Option was exercisable immediately prior to the Effective Time by the Option Exchange Ratio and (iii) Parent’s Board of Directors or a committee thereof shall succeed to the authority of the Company’s Board of Directors or any committee thereof with respect to the Company Options and Company Option Plans. As promptly as practicable following the Closing, Parent shall issue to each Person who immediately prior to the Effective Time was a holder of an outstanding Company Option under the Company Option Plans a document evidencing the foregoing assumption and conversion of such Company Option.

(b) Not later than two weeks prior to the Effective Time, the Company shall, as and to the extent necessary, deliver to Parent a revised Schedule 2.13(j) which sets forth each Person who the Company reasonably believes is, with respect to the Company or any ERISA Affiliate, a “disqualified individual” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder), as of the date such revised Schedule 2.13(j) is delivered to Parent.

(c) The Company shall take all actions necessary pursuant to the terms of the Company ESPP in order to shorten each currently ongoing purchase and/or offering period under such plan which extends beyond the Effective Time such that a new purchase date for each such Current Offering shall occur prior to the Effective Time and shares shall be purchased by Company ESPP participants prior to the Effective Time. The Company ESPP shall terminate immediately prior to the earlier of (i) the Effective Time, or (ii) the date upon which the Company ESPP terminates by its terms. Subsequent to the date of this Agreement, the Company shall take no action pursuant to the terms of the Company ESPP to commence any new purchase and/or offering period.

(d) Parent shall prepare and file with the SEC a registration statement on Form S-8 covering the shares of Parent Common Stock issuable upon exercise of Company Options assumed by Parent for which a Form S-8 registration statement is available as soon as reasonably practicable, but in any event within 20 Business Days, after the Closing.

5.12 Spreadsheet. The Company shall prepare and deliver to Parent, at or prior to the Closing, a spreadsheet in a form to be supplied by Parent to the Company, which spreadsheet shall be dated as of the date that is one Business Day before the Closing Date and shall set forth, as of such date, (i) the names of all holders of Company Options and Unvested Company Shares and their respective addresses and where available, taxpayer identification numbers, (ii) the number of shares of Company Common Stock subject to Company Options, and/or the number of Unvested Company Shares held by such Persons, (iii) the exercise price per share in effect for each Company Option immediately prior to the Effective Time, (iv) the vesting status and schedule with respect to each Company Option held by each holder thereof (including the vesting commencement date and repurchase price payable per share with respect to any Unvested Company Share), and (v) the Tax status of each Company Option under Section 422 of the Code (such spreadsheet is referred to throughout as the “Spreadsheet”). A draft of the Spreadsheet shall be provided by the Company to Parent not later than five Business Days prior to the proposed date of the Closing.

5.13 Termination of Benefit Plans. The Company shall take such actions in furtherance of freezing or terminating Company Employee Plan(s) as Parent may reasonably require. In the event that actions requested by Parent taken with respect to Company Employee Plans would reasonably be anticipated to trigger liquidation charges, surrender charges or other fees then the Company shall take such actions as are necessary to reasonably estimate the amount of such charges and/or fees and provide such estimate in writing to Parent no later than 10 Business Days prior to the Closing Date, provided the Company has been notified of such requested action within a reasonable time prior to such 10 Business Day period.

5.14 Indemnification.

(a) From and after the Effective Time, Parent will assume, and will cause the Surviving Corporation to fulfill and honor in all respects, the obligations of the Company pursuant to any indemnification agreements between the Company and its former and current directors and officers (the “Indemnified Parties”) and any indemnification provisions under the Company’s Certificate of Incorporation or Bylaws as in effect on the date of this Agreement, in each case, subject to applicable Legal Requirements. From and after the Effective Time, such obligations shall be the joint and several obligations of Parent and the Surviving Corporation. The Certificate of Incorporation and Bylaws of the Surviving Corporation will contain provisions with respect to exculpation and indemnification that are at least as favorable to the Indemnified Parties as those contained in the Certificate of Incorporation and Bylaws of the Company as in effect on the date of this Agreement, which provisions will not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who, prior to the Effective Time, were or are directors, officers, employees or agents of the Company, unless such modification is required by law.

(b) From the Effective Time until the sixth anniversary of the date on which the Merger becomes effective, the Surviving Corporation shall maintain in effect, for the benefit of the Indemnified Persons with respect to their acts and omissions as directors and officers of the Company occurring prior to the Effective Time, the existing policy of directors’ and officers’ liability insurance maintained by the Company as of the date of this Agreement in the form delivered by the Company to Parent prior to the date of this Agreement (the “Existing D&O Policy”), to the extent that directors’ and officers’ liability insurance coverage is commercially available; provided, however, that: (i) the Surviving Corporation may substitute for the Existing D&O Policy a policy or policies of comparable coverage, including a “tail” insurance policy; and (ii) the Surviving Corporation shall not be required to pay annual premiums for the Existing D&O Policy (or for any substitute or “tail” policies) in excess of an amount equal to 250% of the most recently paid annual premium for the Existing D&O Policy (the “Maximum Premium”). In the event any future annual premiums for the Existing D&O Policy (or any substitute policies) exceed the Maximum Premium, the Surviving Corporation shall be entitled to reduce the amount of coverage of the Existing D&O Policy (or any substitute or “tail” policies) to the amount of coverage that can be obtained for a premium equal to the Maximum Premium. The provisions of this paragraph shall be deemed to have been satisfied if prepaid policies have been obtained prior to the Effective Time for purposes of this Section 5.13(b), which policies provide the Indemnified Parties with coverage for an aggregate period of six years after the Effective Time (including with respect to acts or omissions occurring in connection with approval of this Agreement and the consummation of the transactions contemplated hereby), and nothing in Section 5.1(a) shall prohibit the Company from obtaining such prepaid policies prior to the Effective Time, provided that the cost thereof shall not exceed 250% of the per annum premium rate paid by the Company and its Subsidiaries as of the date of this Agreement for such policies. If such prepaid policies have been obtained prior to the Effective Time, each of the Parent and Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, maintain such policies in full force and effect for their duration.

(c) Notwithstanding anything herein to the contrary and to the maximum extent permitted by Applicable Law, if any Claim is made or brought against any Company Indemnified Party on or prior to the sixth anniversary of the Effective Time, the provisions of this Section 5.14 shall continue in effect until the final disposition of such Claim.

(d) This Section 5.14 shall survive the consummation of the Merger, is intended to benefit each of the Indemnified Parties, shall be binding on all successors and assigns of the Surviving Corporation and Parent, shall be enforceable by each Indemnified Party and his or her heirs and representatives, and may not be amended, altered or repealed after the Effective Time without the prior written consent of the affected Indemnified Party (provided that any amendment, alteration or repeal prior the Effective Time shall be governed by Section 8.1).

5.15 Section 16 Matters. Provided that the Company delivers to Parent the Section 16 Information in a timely fashion, Parent and the Company shall take all such steps as may be required (to the extent permitted under applicable law) to cause any disposition of Company Common Stock (including derivative securities with respect to Company Common Stock) resulting from the transactions contemplated by Article 1 of this Agreement by each Company Insider to be exempt under Rule 16b-3 promulgated under the Exchange Act. “Section 16 Information” shall mean information regarding the Company Insiders, the number of shares of Company Common Stock held by each such Company Insider and expected to be exchanged for cash in connection with the Merger, and the number and description of the Company Options held by each such Company Insider and expected to be converted into options to purchase Parent Common Stock as described in Section 5.11. “Company Insiders” shall mean those individuals who are subject to the reporting requirement of Section 16(b) of the Exchange Act with respect to the Company.

5.16 Takeover Statutes. The Company and the Company Board shall (i) take all actions necessary to ensure that no takeover statute or similar statute or regulation is or becomes applicable to this Agreement or the transactions contemplated hereby and (ii) if any takeover statute or similar statute or regulation becomes applicable to this Agreement or any transactions contemplated hereby, take all action necessary to ensure that the Merger and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger and the other transactions contemplated hereby.

5.17 Certificates. The Company shall, prior to or at the Closing, deliver a certificate dated within five Business Days prior to the Closing from the Secretary of State of the State of Delaware certifying that the Company and each Subsidiary formed under the laws of Delaware is in good standing in Delaware, and shall, prior to or at the Closing, use commercially reasonable efforts to deliver a certificate dated within five Business Days prior to the Closing from each state in which the Company or any Subsidiary is qualified to do business as a foreign corporation certifying that the Company or such Subsidiary is in good standing in such state.

5.18 Director and Officer Resignations. The Company shall use commercially reasonable efforts to obtain a written letter of resignation from each of the directors of the Company and, if requested by Parent, from each of the directors and officers of each Subsidiary that will be effective as of the Effective Time.

5.19 Termination of Credit Facility; Financing Statements and Encumbrances. If requested by Parent at least 10 Business Days prior to the Closing Date, the Company shall use commercially reasonable efforts to terminate the Credit Agreement dated as of October 25, 2002 between the Company and City National Bank, as amended, which termination shall become effective no later than immediately prior to the Effective Time. The Company shall use commercially reasonable efforts to provide that (i) UCC-2 or UCC-3 termination statements, as applicable, have been filed with respect to each of the UCC-1 financing statements filed in order to perfect security interests in assets of the Company that have not yet expired and (ii) all Encumbrances on assets of the Company shall be released prior to or simultaneously with the Closing.

5.20 Financing.

(a) Prior to the Closing, the Company shall provide to Parent and Sub, and shall cause its Subsidiaries to, and shall use its reasonable best efforts to cause their respective representatives to, provide (on a timely basis) to Parent and Sub all cooperation reasonably requested by Parent that is necessary in connection with the Financing, including using reasonable best efforts to (i) participate in meetings, presentations, drafting sessions, due diligence sessions and sessions with rating agencies, (ii) assist Parent and Sub and their investment bankers and other representatives in connection with the Financing with the preparation of materials for rating agency presentations, offering documents, private placement memoranda, bank information memoranda, prospectuses and similar documents required in connection with the Financing, (iii) cause its accountants (and prior accountants) to provide consents for inclusion (or incorporation by reference) of their reports in any materials relating to the Financing or in any filings required to be made with the SEC under the rules and regulations of the SEC, or by the Company’s investment bankers in connection with the Financing), (iv) subject to Section 5.4, furnish Parent and Sub and their investment bankers and financing sources with financial and other pertinent information regarding the Company as may be reasonably requested by Parent, including all financial statements and financial data of the type required by Regulation S-X and Regulation S-K under the Securities Act and of type and form customarily included in prospectuses under the Securities Act to consummate the offering of debt securities, and (v) obtain accountants’ comfort letters and legal opinions as reasonably requested by Parent. Parent shall reimburse the Company for all reasonable out-of-pocket costs incurred by the Company or its Subsidiaries in connection with such cooperation. As used herein, “Financing” means one or more public or private financing transactions, the proceeds of which may be used, in whole or in part, to fund the payment of the consideration to be paid to the Company’s stockholders pursuant to Section 1.8.

(b) Parent shall notify the Company promptly of the existence of any fact, event or circumstance known to Parent that, individually or taken together with all other facts, events and circumstances known to Parent, has, or could reasonably be expected to, restrict or prohibit, or prevent Parent’s ability to obtain, the Financing. Parent acknowledges and agrees that (i) the respective obligations of Parent and Sub to effect the Merger are not subject to any condition precedent that the Financing shall have been consummated or that Parent shall have obtained any of the financing contemplated thereby or that Parent shall have sufficient funds to consummate the transactions contemplated hereby, including payment of all cash amounts contemplated by Article I of this Agreement, and (ii) Parent shall have available to it at the Effective Time sufficient funds to consummate the transactions contemplated hereby, including payment in full of all cash amounts contemplated by Article 1 of this Agreement.

ARTICLE 6

CONDITIONS TO THE MERGER

6.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party hereto to consummate the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, by agreement of all the parties hereto (it being understood that each such condition is solely for the benefit of the parties hereto and may be waived in writing by their mutual agreement without notice, liability or obligation to any Person):

(a) Stockholder Approval. The Company Stockholder Approval shall have been obtained.

(b) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be in effect, nor shall any action have been taken by any Governmental Entity, and no statute, rule, regulation or order shall have been enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal.

(c) Certain Governmental Approvals. All applicable waiting periods under the HSR Act and any other applicable antitrust laws shall have expired or been terminated.

6.2 Additional Conditions to Obligations of the Company. The obligations of the Company to consummate the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, by the Company (it being understood that each such condition is solely for the benefit of the Company and may be waived in writing by the Company in its sole discretion without notice, liability or obligation to any Person):

(a) Representations and Warranties. (i) The representations and warranties of Parent in Section 3.1, Section 3.2(a) and Section 3.5 shall be true and correct in all material respects on and as of the date of this Agreement and on and as of the Closing Date as though such representations and warranties were made on and as of such date (except for representations and warranties which address matters only as to a specified date, which representations and warranties shall be true and correct in all material respects with respect to such specified date), and (ii) all other representations and warranties of Parent in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect, shall be true and correct on and as of the date of this Agreement and on and as of the Closing Date as though such representations and warranties were made on and as of such date (except for representations and warranties which address matters only as to a specified date, which representations and warranties shall be true and correct with respect to such specified date), except where the failure of such representations or warranties to be true and correct do not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (for purposes of this sentence, all references to the term “Company” in the definition of Material Adverse Effect shall be read as “Parent”) on Parent. The Company shall have received a certificate to such effect signed on behalf of Parent and Sub by a duly authorized officer of Parent.

(b) Covenants and Agreements. Parent and Sub shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by Parent and Sub at or prior to the Closing. The Company shall have a received a certificate to such effect signed on behalf of Parent and Sub by a duly authorized officer of Parent.

6.3 Additional Conditions to the Obligations of Parent and Sub. The obligations of Parent and Sub to consummate the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, by Parent (it being understood that each such condition is solely for the benefit of Parent and may be waived by Parent in its sole discretion without notice, liability or obligation to any Person):

(a) Representations, Warranties and Covenants. (i) The representations and warranties of the Company in Section 2.1(a) (the first two sentences only), Section 2.2 and Section 2.3(a) of this Agreement shall be true and correct in all material respects on and as of the date of this Agreement and on and as of the Closing Date as though such representations and warranties were made on and as of such date (except for representations and warranties which address matters only as to a specified date, which representations and warranties shall be true and correct in all material respects with respect to such specified date), and (ii) all other representations and warranties of the Company in this Agreement, disregarding all qualifications and exceptions contained therein relating to materiality or Material Adverse Effect, shall be true and correct in all respects on and as of the date of this Agreement and on and as of the Closing Date as though such representations and warranties were made on and as of such date (except for representations and warranties which address matters only as to a specified date, which representations and warranties shall be true and correct with respect to such specified date), except where the failure of such representations or warranties to be true and correct do not have, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. Parent shall have received a certificate to such effect signed on behalf of the Company by the Chief Executive Officer and Chief Financial Officer of the Company.

(b) Covenants and Agreements. The Company shall have performed and complied in all material respects with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it at or prior to the Closing. Parent shall have received a certificate to such effect signed on behalf of the Company by the Chief Executive Officer and Chief Financial Officer of the Company.

(c) No Litigation.

(i) No Proceeding shall be pending or threatened in writing by any Governmental Entity that has a reasonable likelihood of success, before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or before any other Governmental

Entity (including a competent antitrust authority) or arbitrator seeking to (A) prevent, restrain, prohibit or otherwise materially interfere with the consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded, (C) prohibit, or in any material respect limit or adversely affect in any material respect, or place any material conditions on, the ownership, control or operation by Parent, the Company, or any of their respective Affiliates of the business or material assets of the Company and its Subsidiaries, or Parent and its Subsidiaries taken as a whole, or require any such Person to effect a Divestiture, or (D) have a Material Adverse Effect on the Company, and no such Judgment shall be in effect.

(ii) No Proceeding that was initiated on or after the date of this Agreement by any third party against the Company or any of its Affiliates shall be pending, that has a reasonable likelihood of success, before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or before any other Governmental Entity (including a competent antitrust authority) that would reasonably be expected to have a Material Adverse Effect on the Company or Parent, and no such Judgment relating thereto shall be in effect.

(d) Additional Governmental Approvals. Parent, Sub and the Company and their respective subsidiaries shall have timely obtained from each Governmental Entity all approvals, waivers and consents necessary for consummation of the Merger.

(e) No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect on the Company nor any change, event or condition that, individually or in the aggregate with any other changes, events and conditions, would reasonably be expected to have a Material Adverse Effect on the Company. Parent shall have received a certificate with respect to the foregoing signed on behalf of the Company by the Chief Executive Officer and Chief Financial Officer.

(f) Non-Competition Agreements. Each individual set forth on Schedule 6.3(f) shall have executed and delivered the Non-Competition Agreements, and none of such individuals shall have obtained a Judgment that such Non-Competition Agreements are not enforceable.

(g) Sarbanes-Oxley Certifications. Neither the principal executive officer nor the principal financial officer of the Company shall have failed to provide the necessary certifications in the form required under Section 302 and Section 906 of the SOXA on any Company SEC Reports.

(h) Dissenting Shares. There shall not have been delivered to the Company written notices of intent to demand payment pursuant to Section 262 of the DGCL by Company Stockholders with respect to more than 10% of the outstanding shares of Company Common Stock in the aggregate.

ARTICLE 7

TERMINATION, AMENDMENT AND WAIVER

7.1 Termination. At any time prior to the Effective Time, whether before or after the Company Stockholders Approval have been obtained, this Agreement may be terminated and the Merger abandoned:

(a) by mutual written consent duly authorized by the Company Board and the Board of Directors (or a duly authorized committee thereof) of Parent;

(b) by either Parent or the Company, if the Closing shall not have occurred on or before June 30, 2007 or any other date that Parent and the Company may agree upon in writing (the

“Initial End Date”); provided, however, that if the Closing shall not have occurred by the Initial End Date, but on such date, all of the conditions to Closing set forth in Article 6 (other than conditions that by their nature are only to be satisfied as of the Closing) other than the conditions set forth in Sections 6.1(b), 6.1(c), 6.3(c) and 6.3(d) have been satisfied or waived in writing, then neither party shall be permitted to terminate this Agreement pursuant to this Section 7.1(b) until September 30, 2007 (the “Extended End Date”); provided, further, that in the event that a “second request” for information pursuant to the Antitrust Laws shall have been issued by the FTC/DOJ with respect to the Merger a party shall not be permitted to terminate this Agreement pursuant to this Section 7.1(b) until the date that is both after the Initial End Date and 90 days following the date on which such party shall have certified to FTC/DOJ its “substantial compliance” with such second request, and the FTC/DOJ shall not have, within 30 days following the date of such certification, disputed such party’s certification of substantial compliance, even if such date is after the Extended End Date; and, provided, further, in any event, a party shall not be permitted to terminate this Agreement pursuant to this Section 7.1(b) if the failure to consummate the Merger by the Initial End Date or the Extended End Date, as the case may be, is principally caused by the breach by such party of this Agreement;

(c) by either Parent or the Company, if a Governmental Entity shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which Judgment is final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 7.1(c) shall not be available to a Party if the imposition of such order, decree or ruling was attributable to any action or failure to act of such Party that constitutes a material breach of this Agreement;

(d) by either Parent or the Company, if the Company Stockholder Approval shall not have been obtained by reason of the failure to obtain the required vote at a meeting of Company stockholders duly convened therefor or at any adjournment or postponement thereof; provided, however, that the right to terminate this Agreement under this Section 7.1(d) shall not be available to a Party where the failure to obtain such Company Stockholder Approval is caused by any action or failure to act of such Party that constitutes a breach of this Agreement;

(e) by the Company, upon a breach of any representation, warranty, covenant or agreement on the part of Parent or Sub set forth in this Agreement, or if any representation or warranty of Parent or Sub shall have become untrue, in either case such that the condition set forth in Section 6.2(a) or 6.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue; provided that if such inaccuracy in Parent’s or Sub’s representations and warranties or breach by Parent or Sub is curable within 15 Business Days by Parent or Sub, then the Company may not terminate this Agreement under this Section 7.1(e) for 15 Business Days after delivery of written notice from the Company to Parent of such breach (it being understood that the Company may not terminate this Agreement pursuant to this paragraph (e) if such breach by Parent or Sub is cured in all material respects during such 15 Business Day period);

(f) by Parent, either (i) if a Material Adverse Effect on the Company shall have occurred or (ii) upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in each case such that the condition set forth in Section 6.3(a), 6.3(b) or 6.3(e) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue; provided that if such Material Adverse Effect on the Company, inaccuracy in the Company’s representations and warranties or breach by the Company, is curable within 15 Business Days by the Company, then Parent may not terminate this Agreement under this Section 7.1(f) for 15 Business Days after delivery of written notice from Parent to the Company of such Material Adverse Effect, breach or inaccuracy (it being understood that Parent may not terminate this Agreement pursuant to this paragraph (f) if such Material Adverse Effect or breach by the Company is cured in all material respects during such 15 Business Day period);

(g) by Parent (at any time prior to obtaining the Company Stockholder Approval) if a Triggering Event shall have occurred; or

(h) by the Company, prior to obtaining the Company Stockholder Approval, and following the withdrawal of the Company Board’s recommendation to the Company’s stockholders in favor of the Company Stockholder Approval in compliance with the provisions of Section 5.3(d), if the Company Board authorizes the Company to accept (or to enter into a written agreement for a transaction constituting) a Superior Offer; provided that prior to such termination, the Company shall have paid all amounts due pursuant to Section 7.3(b) of this Agreement in accordance with the terms specified therein; and provided further that (i) the Company notifies Parent, in writing and at least four Business Days prior to such termination (which notice period may run concurrently with the four Business Day period referenced in Sections 5.3(d)(vi)), of its intent to terminate this Agreement to accept (or to enter into a written agreement for a transaction constituting) a Superior Offer, attaching a final and complete version of a definitive agreement providing for such Superior Offer executed on behalf of the Person making such Superior Offer and all exhibits and other attachments thereto (the “Third Party Agreement”), subject only to acceptance by the Company by countersignature of such Third Party Agreement on behalf of the Company and the execution of which (by such party thereto) is subject to no additional conditions (other than the condition that this Agreement be terminated), and (ii) Parent does not make, prior to the expiration of such four Business Day period, a counteroffer that the Company Board concludes in its good faith judgment, after consultation with its financial advisor, is at least as favorable to the stockholders of the Company as such Superior Offer, it being understood that (A) the Company shall not enter into the Third Party Agreement during such four Business Day period, and (B) any change to the terms of the Third Party Agreement shall commence a new four Business Day period.

For the purposes of this Agreement, a “Triggering Event” shall be deemed to have occurred if: (i) the Company Board or any committee thereof shall for any reason have withheld, withdrawn, amended or modified in a manner adverse to Parent its recommendation to the Company’s stockholders in favor of the Company Stockholder Approval; (ii) the Company shall have failed to include in the Proxy Statement the unanimous recommendation of the disinterested members of the Company Board to the Company’s stockholders in favor of the Company Stockholder Approval; (iii) the Company Board fails to reaffirm its recommendation of the disinterested members of the Company Board to the Company’s stockholders in favor of the Company Stockholder Approval within 10 Business Days after Parent requests in writing that such recommendation be reaffirmed; (iv) the Company Board or any committee thereof shall have approved or publicly recommended any Acquisition Proposal; (v) the Company shall have entered into any letter of intent or other Contract accepting any Acquisition Proposal; (vi) the Company shall have materially breached any of the provisions of Sections 5.2 or 5.3 (provided, that with respect to 5.3(a)(i) and (ii) such breach must have been intentional and with respect to a breach of the notice obligations under Sections 5.2 and 5.3, Parent must have been materially prejudiced thereby); or (vii) a tender or exchange offer relating to securities of the Company shall have been commenced by a person unaffiliated with Parent, and the Company shall not have sent to its security holders pursuant to Rule 14e-2 promulgated under the Securities Act, within 10 Business Days after such tender or exchange offer is first published sent or given, a statement disclosing that the Company recommends rejection of such tender or exchange offer.

7.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent or the Company or their respective officers, directors, stockholders or Affiliates; provided, however, that (i) the provisions of Section 5.5(a) (Confidentiality), this Section 7.2 (Effect of

Termination), Section 7.3 (Expenses and Termination Fees) and Article 8 (General Provisions) shall remain in full force and effect and survive any termination of this Agreement, and (ii) nothing herein shall relieve any party hereto from liability in connection with any willful breach of any of such party’s representations, warranties, covenants or agreements contained in this Agreement.

7.3 Expenses and Termination Fees.

(a) General. Except as set forth in this Section 7.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Merger is consummated.

(b) Company Payment. In the event that this Agreement is terminated (i) pursuant to Section 7.1(g), (ii) pursuant to Section 7.1(h), or (iii) (A) pursuant to either Section 7.1(b), 7.1(d) or 7.1(f)(ii) (but with respect to a breach of representations and warranties, only in the case of an intentional breach), (B) prior to such termination, an Acquisition Proposal with respect to the Company was publicly disclosed, (or, in the case of 7.1(b) or 7.1(f)(i), an Acquisition Proposal shall otherwise exist and was communicated to the Company), and (C) within 12 months following the termination of this Agreement, either an Acquisition with respect to the Company is consummated or the Company enters into a Contract providing for an Acquisition, then, in any such case, the Company shall pay to Parent a fee equal to $45,000,000 in immediately available funds (the “Termination Fee”) promptly but in no event later than: one Business Day after the date of such termination, if terminated pursuant to Section 7.1(g); prior to such termination if terminated pursuant to Section 7.1(h); or the earlier of the date of the Company’s entry into such Contract providing for an Acquisition or the consummation of such Acquisition, if terminated pursuant to clause (iii) above.

(c) In the event that either of Parent or the Company terminates this Agreement following failure to obtain the Company Stockholders Approval at a meeting of the stockholders of the Company duly convened therefore or at any adjournment thereof, regardless of whether the circumstances set forth in Section 7.3(b) shall have occurred, within one Business Day after such termination the Company shall pay Parent a fee equal to the amount of fees and expenses incurred by the Company in connection with the transactions contemplated hereby up to a maximum of $3,500,000 by wire transfer of same day funds to an account designated by Parent. The amount of any fee paid by the Company to Parent shall be credited against any subsequent payment by the Company to Parent of the Termination Fee pursuant to Section 7.3(b).

(d) The Company acknowledges that (i) the agreements contained in Sections 7.3(b) and 7.3(c) are an integral part of the transactions contemplated by this Agreement, (ii) the amount of, and the basis for payment of, the fees and expenses described therein is reasonable and appropriate in all respects, and (iii) without this agreement, Parent would not enter into this Agreement. Accordingly, if the Company fails to pay in a timely manner the fees and expenses due pursuant to Sections 7.3(b) and/or 7.3(c), and, in order to obtain such payment, Parent makes a claim that results in a judgment for the amounts set forth in Sections 7.3(b) and/or 7.3(c), the Company shall pay to Parent its reasonable costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amount set forth in Sections 7.3(b) and/or 7.3(c) at the prime rate of Bank of America, N.A. in effect on the date such payment was required to be made hereunder. The parties agree that after payment of the amounts payable pursuant to this Section 7.3(b) and (c), the Company and its Subsidiaries shall be fully released and discharged from any other liability or obligation resulting from or under this Agreement, except with respect to any willful breach of any provision of this Agreement or fraud.

(e) For the purposes of this Agreement, an “Acquisition” shall mean any of the following transactions (other than the transactions contemplated by this Agreement); (i) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company pursuant to which the stockholders of the Company immediately preceding such transaction hold, by virtue of retaining or converting their equity interests in the Company, less than 75% of the aggregate equity interests in the surviving or resulting entity of such transaction or any direct or indirect parent thereto, (ii) a sale or other disposition by the Company or its Subsidiaries of assets (in a transaction or series of transactions) representing in excess of 25% of the aggregate fair market value of the Company’s business immediately prior to such sale, or (iii) the acquisition by any Person or Group (including by way of a tender offer or an exchange offer or issuance by the Company), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of 25% of the voting power of the then outstanding shares of Company Common Stock.

ARTICLE 8

GENERAL PROVISIONS

8.1 Amendment. Subject to applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after the Company Stockholders Approval have been obtained; provided, that after the Company Stockholders Approval have been obtained, no amendment shall be made which by law or in accordance with the rules of Nasdaq requires further approval by such stockholders without such further stockholder approval. This Agreement may not be amended except by execution of an instrument in writing signed on behalf of each of Parent, Sub and the Company.

8.2 Extension; Waiver. At any time prior to the Effective Time any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, except that Parent may not extend for the benefit of Sub and vice versa, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The agreement of Parent to any extension or waiver shall be deemed to be the agreement of Sub to such extension or waiver. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

8.3 Non-Survival of Representations and Warranties. If the Merger is consummated, the representations and warranties of the Company and Parent and Sub contained in this Agreement and the other agreements, certificates and documents contemplated hereby shall expire and be of no further force or effect as of the Effective Time, and only such covenants and agreements of Parent, Sub and the Company in this Agreement and the other agreements, certificates and documents contemplated hereby that by their terms survive the Effective Time shall survive the Effective Time.

8.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given and received on (i) the date of delivery, if delivered personally or by commercial delivery service, or (ii) on the date of confirmation of receipt, if sent via facsimile (with confirmation of receipt), to the parties hereto at the following address (or at such other address for a party as shall be specified by like notice):

if to Parent, to:

Intuit Inc.

2632 Marine Way

Mountain View, CA 94043

Attention: General Counsel

Facsimile No.:  (650) 944-6622

Telephone No.: (650) 944-6000

with a copy (which shall not constitute notice) to:

Fenwick & West LLP

801 California Street

Mountain View, California 94041

Attention: Gordon K. Davidson

Facsimile No.:  (650) 938-5200

Telephone No.: (650) 988-8500

If to the Company, to

Digital Insight Corporation

26025 Mureau Road

Calabasas, CA 91302

Attention: Chief Executive Officer

Facsimile No.:  (818) 878-7555

Telephone No.: (818) 871-0000

with a copy (which shall not constitute notice) to:

Morgan Lewis & Bockius LLP

101 Park Avenue

New York, NY 10178-0060

Attention: Howard L. Shecter

Facsimile No.:  (212) 309-6001

Telephone No.: (212) 309-6000

8.5 Interpretation.

(a) When a reference is made in this Agreement to Articles, Sections or Exhibits, such reference shall be to an Article or Section of, or an Exhibit to this Agreement unless otherwise indicated. When a reference is made to a Schedule, such reference shall be to a Schedule to the Company Disclosure Letter. Where a reference is made to a law, such reference is to such law as amended. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(b) The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The phrases “provided to,” “furnished to,” and phrases of similar import when used herein, unless the context otherwise requires, shall mean that a true, correct and complete paper copy of the information or material referred to has been delivered to the party to whom such information or material is to be provided. Unless the context of this Agreement otherwise requires: (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; and (iii) the terms “hereof,” “herein,” “hereunder” and derivative or similar words refer to this entire Agreement.

(c) In this Agreement, “made available” shall mean that such documents or information referenced (i) shall have been contained in the Company’s DataSite electronic data room to which Parent and its counsel had access no later than 11:59p.m. on the date that is two days prior to the date of this Agreement (the “Inclusion Date”) (except with respect to documents required to be “made available” at a later time by the terms of this Agreement or that Parent or its counsel requested be added to the electronic data room after the Inclusion Date), and (ii) a reasonable person accessing such electronic data room would have been able to discover such documents or information based upon the labeling of the file containing such document or information and the placement thereof in the electronic data room, except with respect to documents and information that have been located and/or categorized in the manner requested by Parent.

8.6 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto; it being understood that all parties hereto need not sign the same counterpart.

8.7 Entire Agreement; Parties in Interest. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including all the exhibits attached hereto, and the Company Disclosure Letter, (i) constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof, except for the Confidentiality Agreement, which shall continue in full force and effect, and shall survive any termination of this Agreement, in accordance with its terms, and (ii) are not intended to confer, and shall not be construed as conferring, upon any Person other than the parties hereto any rights or remedies hereunder, except as otherwise expressly set forth in Section 5.14.

8.8 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties hereto, and any such assignment without such prior written consent shall be null and void, except that Parent may assign this Agreement to any direct or indirect wholly owned subsidiary of Parent without the prior consent of the Company; provided, however, that Parent shall remain liable for all of its obligations under this Agreement. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns.

8.9 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement shall continue in full force and effect and shall be interpreted so as reasonably to effect the intent of the parties hereto. The parties hereto shall use their commercially reasonable efforts to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

8.10 Remedies Cumulative; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party hereto shall be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party hereto of any one remedy shall not preclude the exercise of any other remedy and nothing in this Agreement shall be deemed a waiver by any party of any right to specific performance or injunctive relief. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

8.11 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without reference to such state’s principles of conflicts of law. The parties hereto hereby irrevocably submit to the exclusive jurisdiction of the courts of the State of Delaware and the Federal courts of the United States of America located within the County of Dover in the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby and thereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or thereof, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a Delaware State or Federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 8.4 or in such other manner as may be permitted by applicable law, shall be valid and sufficient service thereof. With respect to any particular action, suit or proceeding, venue shall lie solely in the County of Dover, Delaware.

8.12 Rules of Construction. The parties hereto have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, hereby waive, with respect to this Agreement and each Exhibit attached hereto, the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.

8.13 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

[Signature Page Follows]

IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement and Plan of Merger to be executed and delivered by their respective officers thereunto duly authorized.

INTUIT INC.

By:	/s/ Stephen M. Bennett
Name: Stephen M. Bennett
Title: President and CEO

DURANGO ACQUISITION CORPORATION

By:	/s/ Laura Fennell
Name: Laura Fennell
Title: President and CEO

DIGITAL INSIGHT CORPORATION

By:	/s/ Jeffrey E. Stiefler
Name: Jeffrey E. Stiefler
Title: President and CEO

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]